As filed with the Securities and Exchange Commission on October 10, 2001

Registration No. ______________________

SECURITIES AND EXCHANGE COMMISSION

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PATRIOT SCIENTIFIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Jurisdiction of Incorporation or Organization)	3699 Primary SIC Code	84-1070278 (I.R.S. Employer Identification Number)

10989 Via Frontera
San Diego, California 92127
(858) 674-5000
(Address and telephone number of registrant’s principal executive offices)

Lowell W. Giffhorn, Exec. V.P. and Chief Financial Officer
Patriot Scientific Corporation
10989 Via Frontera
San Diego, California 92127
(858) 674-5000
(Name, address and telephone number of agent for service)

Copies to:

Otto E. Sorensen, Esq.
Luce, Forward, Hamilton & Scripps LLP
600 West Broadway, Suite 2600
San Diego, California 92101
(619) 236-1414
(619) 232-8311 (fax)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Unit(1)	Price	Registration Fee

Common Stock, $.00001 par value	14,100,000	$0.1425	$2,009,250	$502.31
Common Stock, $.00001 par value(2)	900,000	$0.1425	$128,250	$32.06

TOTAL	15,000,000	$0.1425	$2,137,500	$534.37

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Act”), based on the average of the closing bid and asked prices for the Registrant’s Common Stock (the “Common Stock”) as reported on the OTC Electronic Bulletin Board on October 9, 2001

(2)	Issuable upon the exercise of Common Stock Commitment Warrants issued to Selling Shareholders.

PROSPECTUS SUMMARY
RISK FACTORS
PLAN OF DISTRIBUTION
SELLING SHAREHOLDERS
INFORMATION ABOUT US
USE OF PROCEEDS
LEGAL PROCEEDINGS
SELECTED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
DESCRIPTION OF SECURITIES
LEGAL OPINION
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
SIGNATURES
EXHIBIT 4.18.1
EXHIBIT 4.20
EXHIBIT 4.21
EXHIBIT 4.22
EXHIBIT 5.1
EXHIBIT 23.2

Subject to Completion, dated October 10, 2001

P R O S P E C T U S

PATRIOT SCIENTIFIC CORPORATION
10989 Via Frontera
San Diego, California 92127
(858) 674-5000

THE OFFERING

     The resale of up to 15,000,000 shares of common stock in the over-the-counter market at the prevailing market price or in negotiated transactions.

•	up to 14,100,000 shares are issuable to Swartz Private Equity, LLC as put shares, and

•	up to 900,000 shares are issuable upon the exercise of a warrant issued to Swartz.

We will receive no proceeds from the sale of the shares by the selling shareholders. However, we may receive proceeds from the sale of shares to Swartz and, if exercised, will receive proceeds from the sale of shares issuable upon the exercise of warrants by Swartz.

Trading Symbol
PTSC (Over-the-counter Electronic Bulletin Board)

This Investment Involves a High Degree of Risk.
Please refer to Risk Factors Beginning on Page 7

The Securities and Exchange Commission (SEC) and state securities regulators have not approved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

Please read this prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to. We encourage you to read the entire prospectus.

PROSPECTUS SUMMARY

About Our Company

     We develop, market, and sell microprocessors, our technology behind the microprocessors, and complimentary products which enable computers and other data processing devices to communicate. These products can be used to connect to the Internet or other telecommunication networks. The microprocessor technology product line has accounted for approximately 15% of our revenue in fiscal 2001. The balance of our 2001 revenue was generated from our communication product line that we have currently made available for sale and, subsequent to a recently completed last buy program for our communication customers, is anticipated to generate only minor revenue. We also have a patent for special radar technology which, if fully developed, may allow a potential licensee to penetrate the ground or structures to find various objects. We also owned gas plasma antenna technology which we sold for $250,000 in August 1999. We potentially could receive up to an additional $250,000 from the sale of the gas plasma technology in the form of royalties. Our strategy is to exploit our microprocessor technologies through product sales, licensing, and strategic alliances.

     We have our principal executive offices at 10989 Via Frontera, San Diego, California 92127. Our telephone number is (858) 674-5000 and our website is www.ptsc.com.

About Our Products and Market

     The market for our microprocessor technology products is growing swiftly because of the Internet. The Internet provides its users with new ways to communicate and to do business. The growth of the Internet is creating a demand for equipment such as ours, including our microprocessor and complementary technologies. The Internet has also introduced a new programming language known as Java. With Java, data and programs do not have to be stored on the user’s computer; they can reside anywhere on the Internet to be called upon as needed. Java can run on a variety of computer operating systems, thus avoiding the problem of incompatibility across networks, and Java offers a high degree of data security. Because of Java’s useful features, we believe that it may also become a popular programming language for another type of computer application known as embedded systems or controls. Our microprocessor enables people to program more efficiently in Java.

     A microprocessor is the computer chip that provides intelligence for electronic devices. Our microprocessor technology, trade named Ignite I, uses our simplified proprietary design to produce a single high-performance computer chip, which can be used instead of several different chips to perform the same function. Our first microprocessors are targeted as Java programming language processors and for use in embedded controllers. Embedded controllers are used in sophisticated products, such as cell phones, personal digital assistants, laser printers, motion and industrial controllers, cable and satellite modems and television set-top boxes to provide the engine necessary to drive these devices. We are also licensing the Ignite I technology to others which allows them to customize applications of the technology depending upon their requirements. Another one of our microprocessor technologies, JUICEtechnology, is still in the development stage and has not generated any revenue.

About Our Investment Agreement

     We have entered into an investment agreement with Swartz Private Equity, LLC to raise up to $25 million through a series of sales of our common stock. The dollar amount of each sale is limited by our common stock’s trading volume, and a minimum period of time must elapse between each sale. Each sale will be to Swartz. In turn, Swartz will either sell our stock in the open market, place our stock through negotiated transactions with other investors, or hold our stock in their own portfolio. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors.

Key Facts

Shares being offered for resale to the public	15,000,000

Total shares outstanding prior to the offering	61,865,757 as of September 30, 2001

Total shares outstanding after the offering	76,865,757

Total shares outstanding after the offering and exercise of all options/warrants (including 650,000 options granted under the 2001 stock option plan which is subject to shareholder approval)	88,368,346

Price per share to the public	Market price at time of resale

Total proceeds raised by offering	None, however up to $25 million may be received from Swartz under the investment agreement and additional amounts may be received from the exercise of warrants

Investment agreement	Our investment agreement with Swartz is included as an exhibit to the registration statement of which this prospectus is a part

Dividend policy	We have never paid a dividend and do not anticipate paying a dividend in the foreseeable future

RISK FACTORS

     The common shares being offered for resale by the selling shareholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment in the common shares. Before purchasing any of the common shares, you should carefully consider the following factors relating to our business and prospects.

Patriot’s Microprocessor Technologies Have Had Limited Revenues and Several Related Products Are Still in the Development Stage

     We are in the development stage on several components of our microprocessor technology product line and products which have been commercialized have had limited revenues. Our other product lines have not generated enough revenue to support our company. Therefore, we have limited financial results upon which you may judge our potential. We may not become profitable. We have experienced in the past and may experience in the future many of the problems, delays and expenses encountered by any early stage business, many of which are beyond our control. These include:

•	substantial delays and expenses related to testing and development of our new products,

•	production and marketing problems encountered in connection with our new and existing products and technologies,

•	competition from larger and more established companies, and

•	lack of market acceptance of our new products and technologies.

Patriot Has a History of Losses, Expects Future Losses and May Not Achieve or Sustain Annual Profitability

     We expect to incur operating losses in the future. Sales of our products may never generate sufficient revenues to fund our continuing operations. We may never generate positive cash flow or attain profitability. To date, we have incurred significant losses. As of May 31, 2001, our accumulated deficit was $36,318,690. For the fiscal years ended May 31, 2001, 2000 and 1999, we incurred net losses of $4,968,903, $7,488,708 and $4,276,456. These losses have resulted primarily from:

•	significant costs associated with the development of our products,

•	costs associated with the marketing of those products,

•	the interest charges and expenses related to previous equity and debt financings, and

•	compensation costs related the cashless exercise of options and to the earnout of escrowed common shares.

Patriot’s Certified Public Accountants Have Added An Explanatory Paragraph To Their Opinion On Patriot’s Financial Statement

     In connection with their report on our Consolidated Financial Statements as of and for the year ended May 31, 2001, our independent certified public accountants expressed substantial doubt about our ability to continue operating as a going concern because of recurring net losses and negative cash flow from operations.

The Price and the Trading Volume of Patriot’s Common Stock Have an Effect On the Amount of Capital That Can Be Raised

     We are exposed to fluctuations in the price and trading volume of our common stock and the effect on the amount of capital we are able to raise under a registration statement on Form S-3 that went effective in June 2000 related to our $30 million equity line of credit and will be exposed to fluctuations in the price and trading volume of our common stock and the effect on the amount of capital we will be able to raise under the registration statement, of which this prospectus is a part, related to our $25 million line of credit. We registered 13,800,000 shares of our common stock in May 2000, comprised of 12,000,000 put shares and 1,800,000 warrant shares which can be issued to Swartz Private Equity LLC under a three year, $30 million investment agreement. The actual number of shares that potentially could be issued under the investment agreement is determined by the price of our stock during the pricing periods and the discount that Swartz receives and is limited by the trading volume of our stock during the defined period. We can impose a floor under which we will not be obligated to issue stock to Swartz and we set a predetermined number of shares to be issued for each put. In this manner, we maintain the ability to have an effect on when, how much and at what price the stock will be issued to Swartz. On September 24, 2001, we entered into a waiver with Swartz whereby Swartz is able to advance us multiple funds previous to the close of the next put. The waiver extended the time of the put beyond twenty days and redefined the price of the put to be the lesser of the factor of (a) the volume weighted average price per share, as defined by Bloomberg L.P., for each day of the put multiplied by .70 or (b) the volume weighted average price per share minus $0.05 multiplied by 20% of the acceptable daily volume as defined in the waiver. If the number of shares necessary to support the advances turns out to be greater than the number of registered shares remaining under the $30 million equity line of credit, then the excess shares will be issued to Swartz as restricted shares subject to “piggyback” registration rights. In addition, the waiver included the issuance of additional purchase warrant shares to be equal to the number of shares issued. If the number of purchase warrant shares turns out to be greater than the number of registered shares related to warrants remaining under the $30 million equity line of credit, then the excess purchase warrant shares will be issued to Swartz as restricted shares subject to “piggyback’ registration rights.

     Based on the current price and the trading volume of our common stock and considering the terms of the waiver dated September 24, 2001, we estimate that there will be approximately $250,000, of which $215,000 was funded in September 2001, available under the $30 million equity line of credit and approximately $320,000 available under the $25 million equity line of credit assuming this registration statement is effective in December 2001. We anticipate that as a result of the waiver entered into on September 24, 2001 discussed above and current market conditions, we will run out of registered shares related to the $30 million equity line of credit in December 2001. In the future, we may need to register, depending on the price of our common stock and our cash requirements, additional common shares beyond the 14,100,000 common shares included in this registration related to the $25 million equity line of credit.

Patriot May Not Be Able to Obtain Additional Capital to Fund Its Operations When Needed

     A lack of additional funding could force us to substantially curtail or cease our operations, which would have a material adverse effect on our business. Our ability to raise funds under the investment agreement is subject to certain conditions. These conditions include the effectiveness of a registration statement covering the resale of the shares sold under the investment agreement and a limitation on our ability to issue shares based on the price and volume of trading in the common stock. We anticipate that our future cash requirements may be supplemented by improved product sales, the sale of additional equity securities, debt financing and/or the sale or licensing of certain of our technologies. However, there can be no assurance that any future funds required will be generated from operations or from other potential sources. Further, any such required funds may only be available on unattractive terms and may significantly dilute the value of our existing shares.

Patriot’s Shareholders May Need to Increase the Authorized Number of Shares

     We currently have 100,000,000 common shares authorized. At our stock price of $0.15 per share as of October 9, 2001, we will not have enough shares to make use of the $25 million equity line of credit and/or will not be able to put sufficient shares to Swartz to fully utilize the entire equity line. If we need to access funds beyond which we currently have authorized shares, we would need to obtain the approval of shareholders owning a majority of our common stock to increase the number of authorized shares.

If the Selling Shareholders Sell a Large Number of Patriot Shares All at Once or In Blocks, The Market Price of Our Shares Would Most Likely Decline

The selling shareholders are offering all of the common stock offered through this prospectus. The selling shareholders are not restricted in the price at which they can sell the common stock. Shares sold at a price below the current market price at which the common stock is trading may cause that market price to decline. The shares of common stock covered by this prospectus that are issuable upon sale of the common stock puts represent 24.2% of our outstanding shares as of September 30, 2001.

Patriot Has Limited Sales and Marketing Experience

     Our operating results will depend to a large extent on our ability to successfully market and sell our products. We currently have limited marketing capabilities and need to hire additional sales and marketing personnel. There can be no assurance that we will be able to recruit, train, or retain qualified personnel to sell and market our products or that we will develop a successful sales and marketing strategy. We also have very limited marketing experience. There can be no assurance that any marketing efforts undertaken by us will be successful or will result in any significant sales of our products.

Patriot May Face Interruption Of Production And Services Due To Increased Security Measures In Response To Terrorism

     Our business depends on the free flow of products and services through the channels of commerce. Recently, in response to terrorists’ activities and threats aimed at the United States, transportation, mail, financial and other services have been slowed or stopped altogether. Further delays or stoppages in transportation, mail, financial or other services could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the activities and potential activities. We may also experience delays in receiving payments from payers that have been affected by the terrorist activities and potential activities. The U.S. economy in general is being adversely affected by the terrorist activities and potential activities and any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

Patriot May Experience Difficulties in the Introduction of New Products That Could Result in Patriot having to Incur Significant Unexpected Expenses or Delay the Launch of New Products

     Our technologies and products are in various stages of development. Our development stage products may not be completed in time to allow production or marketing due to the inherent risks of new product and technology development, limitations on financing, competition, obsolescence, loss of key personnel and other factors. Although we may license some of our technology at its current stage of development, there can be no assurance that we will be able to do so or that any revenues generated from licensing would be sufficient to support operations at their current level. Unanticipated technical obstacles can arise at any time and result in lengthy and costly delays or in a determination that further development is not feasible. Discovery of microprocessor design errors, frequent in the industry prior to and after production, could result in lengthy and costly redesign, fabrication (production) and testing in an industry where new technology rapidly eclipses prior innovations.

     The development of our technologies has taken longer than anticipated and could be additionally delayed. Therefore, there can be no assurance of timely completion and introduction of improved products on a cost-effective basis, or that such products, if introduced, will achieve market acceptance such that, in combination with existing products, they will sustain us or allow us to achieve profitable operations.

Intense Competition in the Market for Microprocessors Could Prevent Patriot From Increasing or Sustaining Revenue and Prevent Patriot From Achieving or Sustaining Annual Profitability

     Our products could be rendered noncompetitive or obsolete. Technological competition from larger and more established microprocessor companies is significant and expected to increase. Most of the companies with which we compete and expect to compete have far greater capital resources and more significant research and development staffs, marketing and distribution programs and facilities, and many of them have substantially greater experience in the production and marketing of products. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sale and marketing of their products than we can. In addition, one or more of our competitors may succeed or may already have succeeded in developing technologies and products that are more effective than any of those we currently offer or are developing.

Patriot’s Limited Ability to Protect Its Intellectual Property May Adversely Affect Its Ability to Compete

     A successful challenge to our ownership of our technology could materially damage our business prospects. Our technologies may infringe upon the proprietary rights of others. Licenses required by us from others may not be available on commercially reasonable terms, if at all. We rely on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. We currently have eight U.S. patents issued and three U.S. patents pending. We have one patent issued in Europe and have filed an application for another patent in Europe, Japan and elsewhere. Any issued patent may be challenged and invalidated. Patents may not issue from any of our pending applications. Any claims allowed from existing or pending patents may not be of sufficient scope or strength to provide significant protection for our products. Patents may not be issued in all countries where our products can be sold so as to provide meaningful protection or any commercial advantage to us. Our competitors may also be able to design around our patents.

     Vigorous protection and pursuit of intellectual property rights or positions characterize the fiercely competitive semiconductor industry, which has resulted in significant and often protracted and expensive litigation. Therefore, our competitors may assert that our technologies or products infringe on their patents or proprietary rights. Problems with patents or other rights could increase the cost of our products or delay or preclude new product development and commercialization by us. If infringement claims against us are deemed valid, we may not be able to obtain appropriate licenses on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect our future patent and/or technology license positions or to defend against infringement claims.

     We did not develop the basic technology, which was originally known as the ShBoom technology. We acquired the rights in this technology through a series of agreements from two co- inventors. We have been, and may again be, subject to claims from such prior parties related to the technology. Such parties may also attempt to exploit the technology independently of our rights to do so. One of the co-inventors of this technology filed a lawsuit against another prior owner and us. The trial judge ruled in favor of the prior owner and us. However, the co-inventor has filed an appeal and the trial judge’s ruling may be revised in a manner that is detrimental to us. The asset purchase agreement and plan of reorganization between Patriot, nanoTronics Corporation and Helmut Falk was the agreement under which we acquired the basic ShBoom technology. The agreement also contained a number of warranties and indemnities related to the ownership of the technology and other matters. We believe nanoTronics Corporation has been liquidated and, due to Mr. Falk’s death in July 1995, our ability to obtain satisfaction for any future claims as a result of a breach of the agreement may be limited.

Patriot Is Dependent on the Internet and Java for Acceptance of Its Products

     The marketing of our microprocessor products will depend in large part upon a robust and growing industry and infrastructure for providing Internet access and carrying Internet traffic and the emergence of Java as a widespread programming language for the Internet or in embedded applications. The infrastructure or complementary products necessary to make the Internet a viable commercial marketplace may not be developed, or, even if they are developed, the Internet may not become a viable commercial marketplace. Also, Java may not become a widespread programming language for the Internet or in embedded applications, and a market may not develop for devices to run Java efficiently. If the Internet does not become a viable commercial marketplace or if Java does not become a generally accepted programming language, then our business, operating results and financial condition will be materially and adversely affected.

The Market for Patriot’s Stock is Subject to Rules Relating to Low-Priced Stock

Our common stock is currently listed for trading in the NASD Over-The-Counter Bulletin Board Market and is subject to the “penny stock rules” adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended. In general, the penny stock rules apply to non-NASDAQ or non-national stock exchange companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document, quote information, broker’s commission information and rights and remedies available to investors in penny stocks. Many brokers have decided not to trade “penny stock” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. The “penny stock rules,” therefore, may have an adverse impact on the market for our common stock.

FORWARD-LOOKING STATEMENTS

     This prospectus includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and we desire to take advantage of the “safe harbor” provisions in those laws. Therefore, we are including this statement for the express purpose of availing ourselves of the protections of these safe harbor provisions with respect to all of the forward-looking statements we make. The forward-looking statements in this prospectus reflect our current views with respect to possible future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including specifically the absence of significant revenues and financial resources, a history of losses, no assurance that the development of technology can be completed or that its completion will not be delayed, significant competition, the uncertainty of patent and proprietary rights, uncertainty as to royalty payments and indemnification risks, trading risks of low-priced stocks and those other risks and uncertainties discussed herein that could cause our actual results to differ materially from our historical results or those we anticipate. In this prospectus, the words “anticipates,” “believes,” “expects,” “intends,” “future” and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in “Risk Factors” and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus. All written and oral forward-looking statements made subsequent to the date of this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

PLAN OF DISTRIBUTION

     After the effective date of the registration statement of which this prospectus is a part, each selling shareholder will be free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

     The selling shareholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     Swartz Private Equity, LLC is, and each remaining selling shareholder and any broker-

dealer that acts in connection with the sale of common shares may be deemed to be, an “underwriter” within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

     Because Swartz is, and each remaining selling shareholder may be deemed to be, an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements.

     We have informed the selling shareholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities Exchange Act, may apply to their sales in the market, and we have provided the selling shareholders with a copy of such rules and regulations.

     Selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Exchange Act, provided they meet the criteria and conform to the requirements of such Rule.

SELLING SHAREHOLDERS

Investment Agreement

     Overview. On September 17, 2001, we entered into an investment agreement with Swartz Private Equity, LLC. The investment agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $25 million from time to time during a three-year period following the effective date of the registration statement of which this prospectus is a part. This is also referred to as a put right.

     Put Rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the common shares which may be issued as a consequence of the invocation of that put right. Additionally, we must give at least ten but not more than twenty business days advance notice to Swartz of the date on which we intend to exercise a particular put right, and we must indicate the number of shares of common stock we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $3 million) which we will sell to Swartz during the put and/or a minimum purchase price per common share at which Swartz may purchase shares during the put. The number of common shares sold to Swartz may not exceed 20% of the aggregate daily reported trading volume during each of two consecutive ten business day periods beginning on the business day immediately following the day we invoked the put right.

     The price Swartz will pay for each share of common stock sold in a put is equal to the lesser of (i) the market price for each of the two consecutive ten business day periods beginning on the business day immediately following the day we invoked the put right minus $0.10, or (ii) X% of the market price for each of the two ten day periods, where, X is equal to 90% if the market price is below $2.00 and 93% if market price is equal to or greater than $2.00. Market price is defined as the lowest closing bid price for the common stock during each of the two consecutive ten business day periods. However, the purchase price may not be less than the designated minimum per share price, if any, that we indicated in our notice.

     For example, suppose for our first put we provide a put notice to Swartz, and that we set the threshold price at $0.10 per share, below which we will not sell any shares to Swartz during the pricing periods. Suppose further that the total daily trading volume for the 20 trading days immediately preceding the put date is 2,400,000 shares with no block trades which exceeds “X” shares, where “X” equals the lesser of 100,001 shares or 25% of that day’s Trading Volume. Under these hypothetical numbers, the maximum amount of shares that could be sold to Swartz is as follows:

•	the total trading volume for the 20 days prior to our put notice (2,400,000 shares) multiplied by 20% equals 480,000

If the total daily trading volume for the 20 trading days during the actual pricing periods was greater than 2,400,000 (like our example that follows) then the maximum amount of shares that could be sold will be 480,000.

     For example, for the first trading day in the example in the table below, the calculation is as follows: multiply 20% times the total shares traded (100,000) to get 20,000 shares. Perform this calculation for each of the two consecutive ten-day pricing periods, excluding any days on which trading daily trading price traded below the $0.10 threshold price set by us. In the table below there are no days which must be excluded.

Trading Day	Closing Bid Price ($)(1)	Total Shares Traded	Number of Shares Sold

1	0.25	100,000	20,000
2	0.25	146,000	29,200
3	0.24	100,000	20,000
4	0.23	130,000	26,000
5	0.22	213,000	42,600
6	0.22	180,000	36,000
7	0.20	100,000	20,000
8	0.22	215,000	43,000
9	0.25	300,000	60,000
10	0.28	350,000	70,000
11	0.27	280,000	56,000
12	0.27	190,000	38,000
13	0.25	100,000	20,000
14	0.25	65,000	13,000
15	0.25	120,000	24,000
16	0.25	150,000	30,000
17	0.23	90,000	18,000
18	0.20	250,000	50,000
19	0.20	100,000	20,000
20	0.20	100,000	20,000
Totals:		3,279,000	655,800

(1)	The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

The total number of shares that we would issue to Swartz for this put would be 480,000 shares, which was previously calculated as the maximum number of shares that could have been sold based on multiplying 20% by the total trading volume for the 20 trading days prior to the put date (even though 20% multiplied by the total shares traded during the purchase period equals 655,800 shares). The purchase price for these shares would be the lesser of the market price for each applicable pricing period minus $0.10 or 90% (if the market price is equal to or above $2.00 then 93%) of the market price for such pricing period, provided that the purchase price shall in no event be less than the threshold (“floor”) price we set. For each put (which encompasses 20 trading days) there will be two consecutive ten-day pricing periods. The first pricing date means the tenth trading day after each put date and the second pricing date will mean the twentieth trading day after the put date. Market price is defined as the lowest closing bid price for the common stock during each of two consecutive ten trading day pricing periods. In our example above, during the first (ten-day) pricing period Swartz will purchase shares at $0.10 (lowest closing bid on Day #7 of $0.20 less $0.10) per share and likewise during the second (ten-day) pricing period Swartz will purchase shares at $0.10 (lowest closing bid on Day #18 of $0.20 less $0.10) per share. Therefore, for 480,000 shares we would receive approximately $48,000 from this put. There is no placement agent involved in this transaction to receive any other fees.

     Warrants. We issued to Swartz a commitment warrant to purchase up to 900,000 shares of our common stock concurrent with the execution of the investment agreement. This warrant is exercisable through September 17, 2006 at an initial exercise price of $0.22. The commitment warrant exercise price is subject to being reset on each six month anniversary of its issuance.

     Limitations and Conditions Precedent to Our Put Rights. We may not initiate a put if, as of the proposed date of such put:

•	we have issued shares of our common stock that have been paid for by Swartz and the amount of proceeds we have received is equal to the maximum offering amount;

•	the registration statement covering the resale of the shares becomes ineffective or unavailable for use;

•	our common stock is not actively trading on the OTC Bulletin Board, the Nasdaq Small Cap Market, the Nasdaq National Market, the American Stock Exchange, or the New York Stock Exchange, or is suspended or delisted with respect to the trading on such market or exchange.

     If any of the following events occur during the pricing period for a put, the volume accrual shall cease. For the put, the pricing period shall be adjusted to end 10 business days after the date that we notify Swartz of the event, and any minimum price per share we specified shall not apply to the put:

•	we have announced or implemented a stock split or combination of our common stock between the advanced put notice date and the end of the pricing period;

•	we have paid a common stock dividend or made any other distribution of our common stock between the advanced put notice date and the end of the pricing period;

•	we have made a distribution to the holders of our common stock or of all or any portion of our assets or evidences of indebtedness between the put notice date and the end of the pricing period;

•	we have consummated a major transaction (including a transaction, which constitutes a change of control) between the advance put notice date and the end of the pricing period, the registration statement covering the resale of the shares becomes ineffective or unavailable for use, or our stock becomes delisted for trading on our then primary exchange; or

•	we discover the existence of facts that cause us to believe that the registration statement of which this prospectus is a part contains an untrue statement or omits to state a material fact.

     Short Sales. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless they have received a put notice and the amount of shares involved in a short sale does not exceed the number of shares specified in the put notice.

     Shareholder Approval. We may currently issue more than 20% of our outstanding shares under the investment agreement. If we become listed on the Nasdaq Small Cap Market or Nasdaq National Market, then we must get shareholder approval to issue more than 20% of our outstanding shares. Since we are currently a bulletin board company, we do not need shareholder approval.

     Termination of Investment Agreement. We may also terminate our right to initiate further puts or terminate the investment agreement by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the investment agreement or any related agreement.

     Restrictive Covenants. During the term of the investment agreement and for a period of one-year thereafter, we are prohibited from certain transactions. These include the issuance of any debt or equity securities in a private transaction which are convertible or exercisable into shares of common stock at a price based on the trading price of the common stock at any time after the initial issuance of such securities or with a fixed conversion or exercise price subject to adjustment. We are also prohibited from entering into any private equity line type agreements similar to the investment agreement without obtaining Swartz’s prior written approval.

     Right of First Refusal. Swartz has a right of first refusal to purchase any variable priced securities offered by us in any private transaction which closes on or prior to six months after the termination of the investment agreement and a right of participation for any equity securities offered by us in any private transaction which closes on or prior to six months after the termination of the investment agreement.

     Swartz’s Right of Indemnification. We are obligated to indemnify Swartz (including their stockholders, officers, directors, employees and agents) from all liability and losses resulting from any misrepresentations or breaches we made in connection with the investment agreement, our registration rights agreement, other related agreements, or the registration statement.

Selling Shareholders

     Swartz Private Equity LLC and its assignees constitute the selling shareholders who may sell common shares under this prospectus. The following table sets forth certain information with respect to the selling shareholders as of October 3, 2001. Except as set forth below, none of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers.

Amount and
Percentage of
	Beneficial		Maximum Number	Common Stock
	Ownership of		of Shares of	After the Sale
	Common Stock as		Common Stock
Name	of October 3, 2001		Offered for Sale	Number	%

Swartz Private Equity, LLC	4,794,919	(1)(3)	15,000,000 (2)	None	None

(1)	Includes 1,930,400 common shares issued related to the $30 million equity line of credit and 2,864,519 shares issuable on the exercise of warrants related to the $30 million equity line of credit.

(2)	Includes 14,100,000 shares issuable related to the puts and 900,000 shares issuable on the exercise of the commitment warrant.

(3)	Does not include potential additional restricted shares of common stock issuable under the waiver dated September 24, 2001.

INFORMATION ABOUT US

The Company

     Patriot Scientific Corporation was organized under Delaware law on March 24, 1992, as the successor by merger to Patriot Financial Corporation, a Colorado corporation incorporated on June 10, 1987. Our address is 10989 Via Frontera, San Diego, California 92127, and our telephone number is (858) 674-5000. Our home page can be located on the World Wide Web at http://www.ptsc.com.

     We are engaged in the development, marketing, and sale of patented microprocessor technology, including JUICEtechnology, and the sale of high-performance data communication products. These products have applications in the Internet and computer, networking and telecommunications markets. We are currently selling only matured communication products that have reached the end of their life cycles and are not attempting to develop any new communication products. We also own innovative radar technology that is currently in a dormant state. We sold our antenna technology in August 1999. Our strategy is to exploit our microprocessor technologies through product sales, licensing, and strategic alliances.

     In 1997, we emerged from the development stage primarily as a result of the acquisition of Metacomp Inc. There can be no assurance that we can achieve profitable operations, and we will need additional financial resources during the next twelve months.

Background

     In February 1989, we completed our initial public offering under a registration statement on Form S-18 under the Securities Act of 1933. This offering raised gross proceeds of $50,000 and net proceeds of approximately $28,640 upon the sale of 2,500,000 units at $.02 per unit. Each unit sold in the public offering consisted of one common share and one Class A common stock purchase warrant exercisable to acquire one share of common stock and one Class B common stock purchase warrant. All Class A and Class B warrants have since been exercised or have lapsed.

     On May 12, 1992, we redomiciled ourselves from Colorado to Delaware by merging into a wholly owned Delaware subsidiary, Patriot Scientific Corporation, organized for that purpose.

     The reincorporation resulted in a reverse stock split. Three shares of the Colorado corporation, par value $.00001, were converted into one share of the Delaware corporation, par value $.00001. The reincorporation also effected a change in our charter and bylaws and a name change to Patriot Scientific Corporation.

     In May 1993, we registered under the Securities Act of 1933 a total of 7,631,606 shares issuable upon the exercise of outstanding Class A and Class B common stock purchase warrants. We received net proceeds of $3,343,915 upon the exercise of those warrants and the issuance of 7,538,102 common shares. None of such warrants remain outstanding.

     Effective May 31, 1994, we entered into an asset purchase agreement and plan of reorganization with nanoTronics Corporation located in Eagle Point, Oregon and Helmut Falk. We issued a total of 8,500,000 restricted common shares to nanoTronics to acquire certain microprocessor technology of nanoTronics. The technology acquired was used to develop a sophisticated yet low cost microprocessor. 5,000,000 of the shares were issued on a non-contingent basis, and the remaining 3,500,000 shares were issued subject to the terms of an earnout escrow arrangement, which concluded on May 31, 1999.

     Effective December 26, 1996, we acquired 96.9% of the outstanding shares of Metacomp, Inc., a California corporation, from 56 shareholders in exchange for the issuance of 1,272,068 shares of our common stock. Based on the closing price of our common stock of $1.375 on the date of the acquisition, the price of the acquisition was $1,749,094. This business combination was accounted for as a pooling-of-interests.

Business

     Available Information

     We file reports, proxy statements and other information with the SEC, and these reports may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The same information may be obtained at the following Regional Offices of the SEC: 75 Park Place, New York, New York 10007, and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the SEC’s Washington, D.C. office at prescribed rates.

     We mail a copy of our audited Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual meeting.

     We have filed a registration statement on Form S-1, of which this prospectus is a part, with the SEC. This registration statement or any part thereof may also be inspected and copied at the public reference facilities of the SEC.

     Our filings may also be accessed through the SEC’s web site (http://www.sec.gov) or by visiting our web site at (http://www.ptsc.com) and linking to the SEC’s site.

     Organization and Corporate Development. Our business involves the following technologies:

•	Ignite I microprocessor technology, Ignite I,

•	JUICEtechnology,

•	high-speed data communications technology, and

•	radar technology.

     The stages of development of our technologies are as follows:

•	Ignite I. This technology is generating minor amounts of revenue from the sale of development boards, microprocessors and initial license fees related to the microprocessor application. We run the technology on a 0.35-micron microprocessor, which is in current production. We have ported the WindRiver VxWorks operating system and the Sun Microsystems personalJava virtual machine to the microprocessor. In addition, the technology is available for sale as intellectual property which enables the customer to incorporate the microprocessor functions with other parties applications to arrive at a system on a chip solution. Although we anticipate that the Ignite I will be one of our main product lines, it accounted for only 15% of our revenue in fiscal year 2001.

•	JUICEtechnology. This technology was recently introduced to address the need to conserve power in embedded applications by varying the speed at which any microprocessor processes data. By varying the speed of the microprocessor, battery life can be significantly expanded, thereby enhancing the user’s internet experience on a variety of handheld devices, including cell phones, smart phones, pocket PCs and personal digital assistants. There has been no revenue generated from this product as of yet.

•	High-speed data communications. Revenue from this technology is being generated primarily from mature communication products that are at the end of their life cycles and for which we initiated a last time buy program. We are attempting to sell this product line and will concentrate our efforts on the Ignite I and JUICEtechnology. Although the communications product line accounted for approximately 85% of our fiscal year 2001 revenue, we anticipate that the Ignite I and JUICEtechnology will be our main product lines in the future.

•	Radar and antenna. We sold the gas plasma antenna technology in August 1999. Our radar technology has not generated any revenue and we have suspended further development of this technology in order to concentrate our resources on our Ignite I and JUICEtechnology products.

     Due to our small size and staffing overlaps among the technologies, certain personnel may work on any or all of our technologies from time to time.

     During at least the last three years, we have focused the majority of our efforts on the Ignite I and high-speed data communications technologies. The Ignite I is targeted for the embedded controller and Java language processor marketplaces.

     In reviewing our communication technology markets, we determined that we could not effectively compete in the ISDN (which stands for integrated services digital network, a high-speed method of transmitting data over the Internet) market. However, we continue to sell matured communication products to a select number of customers who have requirements for older generation products. We are currently attempting to sell this product line so we can concentrate our efforts and resources on the Ignite I and JUICEtechnology.

     Internet Growth and the Emergence of the Java Programming Language. The Internet is a global web of computer networks. This “network of networks” allows computers connected to the Internet to “talk” to one another. The Internet provides organizations and individuals with new means to conduct business. Commercial uses of the Internet include business-to-business and business-to-consumer transactions, product marketing, advertising, entertainment, electronic publishing, electronic services and customer support. We believe that organizations will also increasingly use the Internet and private Intranet networks to improve communications, distribute information, lower operating costs and change operations. Use of the Internet has grown rapidly, impacting the computer hardware, software and peripheral industries. The growth of the Internet is in part due to the continuing penetration of computers and modems into U.S. households, growth of the informational, entertainment and commercial applications and resources of the Internet, the growing awareness of such resources among individuals, and the increasing availability of user-friendly navigational and utility tools which enable easier access to the Internet’s resources.

     The growth of the Internet and corporate Intranets is creating a demand for hardware, software and peripherals. Software, such as Java, is emerging to serve the requirements of Internet users.

     Java is a programming language that was originally developed for personal digital assistant devices and television set top boxes. It was formally announced as an object-oriented language for the Internet in May 1995 by Sun Microsystems Inc. A large number of major computer, software, browser and on-line service provider companies have licensed the Java language. Accordingly, although no assurance can be given, Java appears to be emerging as a fundamental platform for Internet related applications. A growing number of Java applications, or applets, are now available on the Internet. These applications not only enhance web pages but also perform many functions of traditional computer software programs. Our Ignite I lends itself to potential markets in which the use of Java is prevalent.

     With Java, data and programs do not have to be stored on the user’s computer, but can reside anywhere on the Internet to be called upon as needed. Among its various attributes, two key features of Java are (1) its ability to run on a variety of computer operating systems thus avoiding the problem of incompatibility across networks, and (2) security, because Java enables the construction of virus-resistant, tamper-resistant systems by using resource-access control and public-key encryption. Because of Java’s useful features, it may also become a popular programming language for embedded applications.

     Since Java is designed to run on multiple types of devices and operating systems, it allows developers to write a program once for many types of operating systems, instead of having to write a new version for each type. Java does this by interpreting a program’s commands into something that a particular type of computer can understand. This interpretive design runs programs more slowly than if they were tailored for each type of computer and is resulting in a need for specialized microprocessors and compilers to increase Java’s speed.

     The growth of Java is causing a number of companies to consider it as a basis for a new style of computing tailored to the Internet and not encumbered by the limitations of, or requiring, traditional computer operating systems (such as Microsoft DOS). The concept is to design inexpensive access devices to communicate via the Internet.

     Our Microprocessor Technology.

     General Background. In 1991, nanoTronics Corporation was formed and acquired a base technology for an advanced microprocessor integrated on a single computer chip. nanoTronics subsequently engaged in substantial technical development and fabricated a first-generation microprocessor in early 1994.

     Since the acquisition of the technology from nanoTronics, effective May 31, 1994, we have been engaged in correcting errors in the microprocessor design, adding additional technical features to further modernize the design, and improving and testing the new design. We initially fabricated a prototype 0.8-micron microprocessor in May 1996. The next generation was a 0.5-micron microprocessor that was delivered in September 1997. The 0.5-micron microprocessor was employed in demonstrations for prospective customers and was shipped in limited numbers to customers as an embedded microprocessor. The latest generation, which is in production, is a 0.35-micron microprocessor and features reduced size and improved performance. In addition, in September 2000 we completed a VHDL model of this technology, which enables customers to purchase intellectual property incorporating microprocessor functions with the applications of other parties to arrive at a system on a chip solution. The system on a chip solution compresses the previous methods of many chips mounted on one or several boards into one single chip. By purchasing the VHDL software model, customers can significantly reduce their time to market by simulating results as opposed to trial and error commitment to silicon production. We are currently contemplating, but have not expended funds, on future enhancements and generations of silicon production for our Ignite I.

     Industry Background. The semiconductor logic market has three major sectors:

•	standard logic products,

•	application specific standard products, and

•	application specific integrated circuits.

     Standard logic products, such as the Intel’s X86 and Pentium and Motorola’s 680X0 microprocessor families, are neither application nor customer specific. They are intended to be utilized by a large group of systems designers for a broad range of applications. Because they are designed to be used in a broad array of applications, they may not be cost effective for specific applications. Application specific integrated circuits are designed to meet the specific application of one customer. While cost effective for that application, application specific integrated circuits require large sales volumes of that application to recover their development costs. Application specific standard processors are developed for one or more applications but are not generally proprietary to one customer. Examples of these applications include modems, cellular telephones, wireless communications, multimedia applications, facsimile machines and local area networks. We have designed our microprocessor to be combined with application specific software to serve as an embedded control product for the application specific standard processor market sector.

     Application specific standard processors are typically used in embedded control systems by manufacturers to provide an integrated solution for application specific control requirements. Such systems usually contain a microprocessor or microcontroller, logic circuitry, memory and input/output circuitry. Electronic system manufacturers combine one or more of these elements to fit a specific application. The microprocessor provides the intelligence to control the system. The logic circuitry provides functions specific to the end application. The input/output circuitry may also be application specific or an industry standard component. The memory element, if not on the microprocessor, is usually a standard product used to store program instructions and data. In the past, these functions have been executed through multiple integrated circuits assembled on a printed circuit board. The requirements for reduced cost and improved system performance have created market opportunities for semiconductor suppliers to integrate some or all of these elements into a single application specific standard processor or chip set, such as the Ignite I. The Ignite I provides close integration of the microprocessor and input/output function with the logic circuitry, thereby providing an advanced application specific standard processor.

     Embedded control systems enable manufacturers to differentiate their products, replace less efficient electromechanical control devices, add product functionality and reduce product costs. In addition, embedded control systems facilitate the emergence of completely new classes of products. Embedded control systems have been incorporated into thousands of products and subassemblies worldwide, including automotive systems, remote controls, appliances, portable computers and devices, cordless and cellular telephones, motor controls and many other systems.

     Microprocessors are generally available in 4-bit through 64-bit architectures, which refers to the amount of data they can process. 4-bit microprocessors are relatively inexpensive, typically less than $1.00 each. Although they lack certain performance and features, they account for more than 40% of worldwide microcontroller volume. Also in general use today are 8-bit architectures, generally costing $1.00 to $10.00 each and accounting for an additional 40% of worldwide microcontroller volume. To date 16-bit, 32-bit and 64-bit architectures, with typical costs of over $10.00 each, have offered very high performance, but are generally considered to be expensive for high-volume embedded control applications. The use of 16-bit, 32-bit and 64-bit architectures offers fewer internal limitations, making programming easier and providing higher performance. Although generally more expensive per unit and requiring more support logic and memory, these devices offer many advantages for more sophisticated embedded control systems.

     Electronic system designers, driven by competitive market forces, seek semiconductor products with more intelligence, functionality and control that can be used to reduce system costs and improve performance. For these needs, the Ignite I was designed to be a sophisticated 32-bit reduced operand set computer (ROSC) microprocessor with advanced features, including the most commonly needed support logic, but at a low cost; thereby providing improved performance to reduced instruction set computer (RISC) embedded control applications and creating the opportunity for the development of new, cost-effective applications.

     Technology Description. Conventional high-performance microprocessors are register-based with large register sets. These registers are directly addressable storage locations requiring a complex architecture that consumes costly silicon. This conventional architecture provides processing power for computer applications but complicates and slows the execution of individual instructions and increases silicon size, thereby increasing the microprocessor cost.

     Our technology is fundamentally different from most other microprocessors because it is ROSC-oriented, in that the data is stored in groups. Our microprocessor employs certain features of both register and stack designs. The resultant merged stack-register architecture improves program execution for a wide range of embedded applications. Our design combines two processors in one highly integrated package, a microprocessing unit for performing conventional processing tasks, and an input-output processor for performing input/output functions. This replaces many dedicated peripheral functions supplied with other processors. The microprocessor’s design simplifies the manipulation of data. Our architecture employs instructions that are shrunk from 32-bits to 8-bits. This simplified instruction scheme improves execution speed for computer instructions. Our architecture incorporates many on-chip system functions, thus eliminating the requirement of support microprocessors and reducing system cost to users.

     The 0.8-micron microprocessor was designed to operate at a speed of 50Mhz; the 0.5-micron microprocessor at a speed of 100Mhz; and the 0.35-micron microprocessor at a speed of 150Mhz. They are all compatible with a wide range of memory technology from low cost dynamic random access memory to high-speed static random access memory. The microprocessors can be packaged in various surface-mount and die-form packaging. There can be no assurance that the designed speed will be achieved with production models of the 0.5 or 0.35-micron microprocessors or future versions or that all of the desired functions will perform as anticipated.

     Our technology is not designed or targeted to compete with high-end processors for use in personal computers. It is targeted for embedded control applications. We believe that the features described above differentiate the Ignite I from other 8-bit to 64-bit microprocessors targeted for embedded control applications. Considering the reduced requirement for support microprocessors, the Ignite I is intended to be available at a high volume price that should be price competitive with high-end 8-bit microprocessor and general 16-bit microprocessor systems but with higher performance (speed and functional capability). The Ignite I has been designed to allow high-speed and high-yield fabrication using generally available wafer fabrication technology and facilities.

     The Ignite I as a Java Processor. We believe the Ignite I is capable of being an efficient and cost effective Java programming language processor, because Java is designed to run on a stack-oriented architecture and the Ignite I executes the virtual stack machine internal to Java efficiently. Many Java operation codes or instructions require only a single 8-bit Ignite I instruction to be executed, providing a performance advantage over other more expensive processors that require six or more 32-bit instructions to do the same task. This feature allows the execution of Java programs with increased speed and reduced code size thereby enabling lower system memory costs. In addition, the incorporation of many on-chip system functions is expected to allow the Ignite I to perform most of the other functions required of an Internet computer device or Java accelerator, thereby eliminating components. Since Internet computers are designed to be inexpensive appliances for Internet access, cost, speed and performance are expected to be key requirements for designers. We believe the Ignite I can compete favorably on the basis of such requirements, although there can be no assurance we can successfully exploit Java related applications or that competitors will not create superior Java processors.

     We have ported the Java operating environment to the Ignite I, which currently uses the C programming language for software support. We are a licensee of Sun Microsystems Inc. This enables us to develop and distribute products based on Sun’s personalJava, a platform on which to run Java applications. We have also licensed from Wind River an operating system, VXWorks, and entered into a relationship with Forth Inc., whereby Forth will provide software support and operating system development tools for the Forth Programming language. We expect that these implementations should result in a microprocessor which is competitive in the Java virtual machine and embedded applications markets. We believe that with this package of software the Ignite I will be competitive with Java microprocessors announced by competitors. However, there can be no assurance of market acceptance for this package of software or for the Ignite I.

     Stage of Development. In early 1994, nanoTronics initiated production of a first generation of wafers at a contract fabrication facility using 6 inch wafers employing 0.8-micron double-metal CMOS technology. After the May 31, 1994 acquisition, we improved the original design, added new features and performed simulations and tests of the improved designs. In October 1995, a run of six wafers of second generation 0.8-micron microprocessors was fabricated by a contract fabrication facility. Subsequently, we tested these microprocessors, while completing a C computer language compiler and preparing application development tools. The compiler and application development tools are necessary to enable system designers to program the Ignite I for specific applications. We made corrections to the design suggested by the testing of prototype units and produced an additional run of second generation microprocessors from remaining wafers in May 1996. In July 1996, we employed these microprocessors in demonstration boards for use by developers and prospective customers and licensees.

     In December 1997, we completed development of and started shipping a 0.5-micron microprocessor based on the Ignite I and found that 0.5-micron double-metal CMOS technology improved operating speed, reduced power requirements, reduced physical size and reduced fabrication cost. In May 1998, we began a production run of a 0.35-micron microprocessor that further increases operating speed and cost performance over the previous generations of the Ignite I.

     At each stage of development, microprocessors require extensive testing to ascertain performance limitations and the extent and nature of errors (bugs), if any. When significant limitations or errors are discovered, additional rounds of design modifications and fabrication are required prior to having functional and demonstrable microprocessors for customers and licensees. Although our 0.5 and 0.35-micron microprocessors have been sent to customers in anticipation of production orders, there can be no assurance that we, during our continued testing of these products, will not identify errors requiring additional rounds of design and fabrication prior to commercial production. Additional delays could have an adverse effect on the marketability of our technology and financial condition.

     In September 2000, we completed the VHDL soft-core version of the Ignite I. VHDL is a very large scale integration hardware definition language that enables the hardware design inside a microprocessor, or silicon device to be represented as a software program. This, in essence, replaces the old style of designing microprocessors using schematics. VHDL is the predominant software language used to design semiconductors. In addition to the design aspects, VHDL also contains sophisticated simulation tools that allow the designer to simulate the functionality of the entire design before committing to silicon. Also VHDL enables a designer to easily modify and enhance the design. A design represented in VHDL goes through a synthesis process whereby it is converted to the most basic element of a design, logical gates. This gate level representation in turn is used with computer aided engineering tools to translate the design into the most fundamental component of semiconductors, transistors. The characteristics of the transistors can be given as a library to a foundry. Therefore, a design represented in VHDL is technology and foundry independent and can be targeted for any given transistor geometry (such as 0.18, 0.25, or 0.35-micron) for any foundry of choice.

     We have developed marketing materials, product manuals and application development tools for use by licensees and customers. The manuals and tools are necessary to enable system designers to quickly and easily program the Ignite I for specific applications.

     We believe that the Ignite I is ready for licensing or sale and that any additional changes encountered in current testing will be minor and can be made during subsequent production runs of Ignite I for customers. We also believe the core technology is ready for licensing for use by others to develop custom multiple function microprocessors.

     Business Strategy. The increasing demand for embedded control has made the market for microprocessors one of the largest segments of the semiconductor logic market. This demand will drive the need for embedded processors. Our strategy does not entail competing directly with suppliers who have multiple microprocessor types addressing all parts of the embedded systems market, but on identifying certain market niches that the Ignite I would best address due to its low cost, low power consumption and ability to run Java efficiently.

     Because of the above factors, we intend to focus the majority of our efforts on the Java microprocessor business, a new but relatively unpenetrated market without an established base of microprocessor products and for which we believe the Ignite I has desirable technical and market advantages.

     We believe that our ROSC architecture is well suited for controller applications requiring high performance and low system cost, such as cell phones, printers, video terminals, robotics, motion controllers, industrial controllers, digital communication devices, video games, kiosks, cable and satellite modems and TV set top boxes. We expect that early licensing of the technology and product applications will focus on embedded control.

     We have eight international distributors for foreign markets. We also have significantly increased the domestic sales and marketing activities by appointing a new Vice President of Sales and Marketing to lead marketing of the Ignite I, creating a new position for business development, opening sales and support offices in West Virginia and Illinois, and creating a strategic alliance with an outside consulting firm to market the JUICEtechnology product line.

     We believe the appropriate approach for us initially lies in a balanced effort of cultivating licensees and developing specific product enhancement partnerships, producing original equipment manufactured products, and providing technical support to third parties on a contract basis. The overall balance of these approaches will be monitored and modified as we attempt to ascertain and capitalize on the highly dynamic and competitive embedded microprocessor market. There can be no assurance that we can successfully exploit our microprocessor technology.

     Subject to the availability of financial and personnel resources, while we are commercializing the Ignite I and the core technology, our strategy is also to design and develop future versions of the microprocessor with more demanding sub-micron technology and with more features. However, our resources are limited, and there can be no assurance that we will be able to continue microprocessor enhancement.

     Initial fabrications of the 0.8-micron and 0.5-micron microprocessors were performed by contract fabrication facilities. The 0.35-micron microprocessor is being fabricated by a contract fabrication facility that has agreed to provide production quantities for our customers. There can be no assurance fabrication facilities will be available to produce the Ignite I in the future. However, since there are a large number of fabrication facilities with the capability to produce the Ignite I, we believe microprocessors can be produced on a contract basis. Industry shortages of fabrication facilities that may exist and are predicted to exist in the future are generally limited to the more demanding architectures. If a shortage of fabrication facilities develops, it could have a material adverse effect on our financial condition.

     Competition. The semiconductor industry is intensely competitive and has been characterized by price erosion, rapid technological change and foreign competition in many markets. The industry consists of major domestic and international semiconductor companies, most of which have greater financial, technical, marketing, distribution, development and other resources than ours. The market for microprocessors and for embedded control applications is at least as competitive.

     While our strategy is to target high-volume licensees and microprocessor customers requiring more sophisticated but low-cost, low-power consumption devices, we can still expect significant competition. We may also elect to develop embedded control system products utilizing our own architecture or by contract for other manufacturers.

     We expect that the Ignite I, if successfully commercialized in the embedded controller market, will compete with a variety of 16/64-bit microprocessors including those based on intellectual property from ARM Holdings plc and MIPS Technologies, Inc. and microprocessors from Hitachi, Motorola and IBM. As a Java processor, we expect our Ignite I will compete with a broad range of microprocessors including those incorporating co-processor technology or PicoJava technology. The producers of these microprocessors have significantly greater resources than ours.

     A new entrant, such as ours, is at a competitive disadvantage compared to these and other established producers. A number of factors contribute to this, including:

•	the lack of product performance experience,

•	lack of experience by customers in using application development systems,

•	no record of technical service and support, and

•	limited marketing and sales capabilities.

     JUICEtechnology

          General Background. During 2001 we introduced a technology to enhance the user’s experience of the wireless internet by expanding the capabilities of the device (either a cell phone, PDA, smart phone or pocket PC). By varying the speed at which the microprocessor processes information, the device can present information in a richer format than is available from current technologies and, additionally, doing so with less drain on the device’s battery.

          Industry Background. The wireless industry currently provides voice and text data over airwaves ranging from 8Kbits to 19.6Kbits in North America. Voice transmissions account for the majority of wireless use. At these band widths data content providers are limited to the type of product they are able to transmit and display on a user’s device. In addition, users are now familiar with the internet content they receive on their desk top and lap top computers provided by land lines and, therefore, may not be overly enthusiastic about inferior products provided by the wireless internet.

          Eventually the bandwidth is expected to increase to over 2Mbits. When this happens, content providers will be able to transmit information to a user’s device in a way similar to existing land lines thereby meeting the user’s current expectations. These enhanced transmissions may include items such as video streaming, video mail, mobile television, video conferencing and video on demand just to name a few. In North America we are still several years away from this solution. Currently only 4% of wireless users are internet connected.

          Significant funds will need to be expended to procure bandwidth and provide the infrastructure to meet the demands of next generation wireless applications. In the meantime, device manufacturers, wireless data network providers and content providers continue to attempt to attract a larger number of wireless internet subscribers with existing technology. Several areas which are having a dampening effect on attracting internet subscribers are the mobile wireless device’s small screen size and limited battery power, the user’s difficulty in interacting when using small keypads or number pads, and the network carrier’s transmission of text only or limited graphics.

          Technology Description. JUICEtechnology provides a solution for text only and limited graphics content and limited battery power. JUICEtechnology allows interaction between the microprocessor contained in the user’s device and the data being transmitted by the content provider. When the content is such that increased processor speed is required to provide a better display, as would be the case in expanded graphics, the microprocessor simply increases its functioning speed. Conversely, if the content is such that the microprocessor can effectively process the content at a lower speed, then the processor slows down, thereby, conserving energy. This combination provides for both expanded battery life for the user’s device and for a richer wireless internet experience for the user.

          Stage of Development. The engineering is complete for JUICEtechnology and we anticipate to have a working model available for demonstrations and commercialization by the end of calendar year 2001.

          Business Strategy. We anticipate that we may sell JUICEtechnology licenses to, and generate recurring revenue from, equipment manufacturers, wireless service providers and content suppliers.

          Competition. Although we are not aware of any other solutions which condition data in the manner that JUICEtechnology does, there are a variety of companies that are attempting to vary the speed at which a microprocessor processes data, including Intel, Hitachi, Transmeta and AMD. Some of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can.

     High Speed Data Communications Products.

     The matured communication products that have reached the end of their life cycles that we continue to sell are:

VME Product Line - We sell a line of intelligent high-speed communications engines in a virtual memory European form factor. Some of our customers for these products include the military as well as large satellite based data communications companies.

Atcomm2/4 Product Line - We also sell an intelligent two or four channel product that is used for high-speed data communications.

     Our product strategy is to sell this product line so we may concentrate our efforts and resources on the Ignite I and on JUICEtechnology. We are no longer developing or commercializing new communication products.

     Radar and Antenna Technology.

     General Background. We commenced active development of our ground penetrating radar technology in April 1992. By May 1993, we were able to demonstrate the sensing, processing and crude visualization of images from our technology, and by May 1994 we had completed our prototype device. Since May 1994, we have focused our efforts and limited financial resources on the microprocessor technology and communication products, effectively suspending development and marketing efforts related to ground penetrating radar.

     Gas Antenna Technology Description.

     We sold our gas plasma technology in August 1999.

Research and Development

     Our current development efforts are focused on improving, and developing additional features for, the Ignite I and developing the JUICEtechnology. The development of these technologies has taken longer than anticipated and could be subject to additional delays. Therefore, there can be no assurance of timely or successful marketing of these technologies.

     We incurred research and development expenditures of $2,218,433, $3,170,166 and $2,149,361 for our fiscal years ended May 31, 2001, 2000 and 1999. The majority of these expenditures have been devoted to our microprocessor technology. We believe that technical advances are essential to our success and expect that we will continue to expend substantial funds on research and development of our technology. However, there can be no assurance that such research and development efforts will result in the design and development of a competitive technology in a timely manner.

Licenses, Patents, Trade Secrets and Other Proprietary Rights

     We rely on a combination of patents, copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect our proprietary technologies. Our policy is to seek the issuance of patents that we consider important to our business to protect inventions and technology that support our microprocessor technology.

     We have six U.S. patents issued dating back to 1989 on the microprocessor technology. We have one microprocessor technology patent pending in five European countries and one patent issued in Japan and may file additional applications under international treaties depending on an evaluation of the costs and anticipated benefits that may be obtained by expanding possible patent coverage. In addition, we have one U.S. patent issued on the ground penetrating radar technology and one U.S. patent issued on one of the communications products. We also have three patents pending related to several other development programs including JUICEtechnology.

     In addition to such factors as innovation, technological expertise and experienced personnel, we believe that a strong patent position is becoming increasingly important to compete effectively in the semiconductor industry. It may become necessary or desirable in the future for us to obtain patent and technology licenses from other companies relating to certain technology that may be employed in future products or processes. To date, we have not received notices of claimed infringement of patents based on our existing processes or products; but, due to the nature of the industry, we may receive such claims in the future. Likewise, we believe that we may have claims against other semiconductor companies should certain of our pending patents be favorably granted. However, there can be no assurance thereof nor any assurance that we could successfully exploit any potential patent claims against larger competitors.

     Based on the 1994 asset purchase agreement and plan of reorganization between Patriot, nanoTronics and Mr. Falk, we were the recipients of a number of warranties and indemnities. nanoTronics has been liquidated and, due to Mr. Falk’s death in July 1995, we may be limited in our ability to obtain satisfaction should we have any future claims against nanoTronics or its successor, the Falk Family Estate.

     We have entered into the following licenses related to the microprocessor technology:

•	Sierra Systems. In June 1994, we entered into an agreement with Sierra Systems whereby we could provide the C programming language on the Ignite I. We currently provide development boards with the C programming language.

•	Sun Microsystems Inc. In June 1997, we entered into an agreement with Sun Microsystems, Inc. which enabled us to develop and distribute products based on Sun’s JavaOS technology. In June 1998, we exercised an option under that agreement to license from Sun, personalJava, a smaller platform on which to run Java applications that did not include an operating system. We determined that personalJava was better suited to the markets available to the Ignite I. We have ported personalJava to the Ignite I.

•	Wind River. In July 1997, we entered into an agreement with Wind River that provided us with a license for an operating system, VxWorks, to be used in conjunction with personalJava. We have ported VxWorks to the Ignite I.

•	Forth Inc. In July 1997, we entered into a license agreement with Forth Inc. whereby Forth will provide software support and operating system development tools for the Forth programming language. Several customers are evaluating the Ignite I as a microprocessor using the Forth programming language.

     We had one U.S. patent on our gas plasma antenna technology that was sold in August 1999.

     We have one U.S. patent on our ground penetrating radar technology. No foreign application has been made. There are a large number of patents owned by others in the radar field generally and in the field of ground penetrating radar specifically. Accordingly, although we are not aware of any possible infringement and have not received any notices of claimed infringement, we may receive such claims in the future.

     There can be no assurance that any patents will be issued from pending or future applications or that any patents that are issued will provide meaningful protection or other commercial advantages to us. Although we intend to protect our rights vigorously, there can be no assurance that these measures will be successful.

     We generally require all of our employees and consultants, including our management, to sign a non-disclosure and invention assignment agreement upon employment with us.

Marketing and Distribution

     Our products are marketed through a combination of direct sales and distributors. Approximate sales by principal geographic area (as a percentage of sales) for fiscal years ended May 31 were as follows:

	2001	2000	1999

Domestic sales	75%	65%	68%
Foreign sales
Asia	7%	7%	18%
Europe	6%	19%	9%
North America	12%	9%	5%

Total sales	100%	100%	100%

     All of our operating assets are located within the United States. While sales to certain geographic areas generally vary from year to year, we do not expect that changes in the geographic composition of sales will have a material adverse effect on operations.

Dependence upon Single Customers

     Ten percent (10%) or more of our consolidated net sales were derived from shipments to the following customers for the fiscal years ended May 31 as follows:

	2001	2000	1999

Raytheon	$88,000	$—	$—
SAIC	41,000	—	—
Spellcaster	40,000	—	—
Sipex	—	138,000	—
Intermec	—	137,000	339,000
Miel	—	127,000	—
VSAC	—	—	159,000
Microcom	—	—	125,000

     Except for the sale to VSAC, all of the above sales were for communication products and were shipped against multiple purchase orders from each customer.

     We had less than $10,000 in backlog as of August 31, 2001 compared to $58,034 as of August 31, 2000. The backlog as of August 31, 2001 is for the final orders related to the communication products and will be shipped by the end of our second fiscal quarter which will end November 30, 2001.

Facilities

     We have one 10,340 square foot office located at 10989 Via Frontera, San Diego, California. The facility is leased through July 2006. In addition, we have one employee, who supports the sales and marketing of our microprocessor, telecommute from her home in West Virginia.

Employees

     We currently have twenty-six personnel. Thirteen persons are employed in research and development, three are engaged in manufacturing and assembly, five in marketing and sales and five are engaged in general and administrative activities. We also engage additional consultants and part-time persons as needed from time to time.

     Our future success depends in significant part upon the continued service of our key technical and senior management personnel. The competition for highly qualified personnel is intense, and there can be no assurance that we will be able to retain our key managerial and technical employees or that we will be able to attract and retain additional highly qualified technical and managerial personnel in the future. None of our employees is represented by a labor union, and we consider our relations with our employees to be good. None of our employees is covered by key man life insurance policies.

Government Regulation

     To our knowledge, our products are not subject to governmental regulation by any federal, state or local agencies that would affect the manufacture, sale or use of our products, other than occupational health and safety laws and labor laws which are generally applicable to most companies. We cannot, of course, predict what sort of regulations of this type may be imposed in the future but do not anticipate any unusual difficulties in complying with governmental regulations which may be adopted in the future.

     We have not incurred costs associated with environmental laws and do not anticipate such laws will have any significant effect on our future business.

USE OF PROCEEDS

     We expect to sell to Swartz Private Equity, LLC, subject to effective registration and applicable volume limitations, $25,000,000 of common stock under the investment agreement. Additional amounts may be received if the warrants to purchase common stock are exercised. The amount of proceeds we raise will also be dependent on the price of our common stock. Net proceeds are determined after deducting all expenses of the offering (estimated to be $32,600).

     We intend, in the following order of priority, to use the net proceeds from this offering (excluding proceeds from warrant exercises) as follows:

Marketing, sales, and commercialization	$5,000,000

Expenses for marketing and sales in conjunction with the market introduction of the microprocessor as a commercial product. Such expenses include market research studies, marketing collateral materials, trade show participation, public relations, advertising expenses and sales and marketing personnel

Completion of the microprocessor development	5,000,000
Expenses for completion of the development include porting additional operating systems to the microprocessor and obtaining tools to make use of the processor more user-friendly
Working capital and general corporate purposes	14,967,400

Total	$24,967,400

     The amount and timing of working capital expenditures may vary significantly depending upon numerous factors such as:

•	The price and trading volume of our common stock,

•	The progress of our continued development of the microprocessor,

•	Revenues generated from existing and anticipated products and licenses,

•	The development of marketing and sales resources,

•	Administrative and legal expenses, and

•	Other requirements not now known or estimable.

LEGAL PROCEEDINGS

     In January 1999, the Company was sued in the Superior Court of San Diego County, California by the Fish Family Trust, a co-inventor of the original technology on which our microprocessor is based. The suit also named as defendants nanoTronics and Gloria Felcyn on behalf of the Falk Family Trust. The suit sought a judgment for damages, a rescission of the Technology Transfer Agreement and a restoration of the technology to the co-inventor. In March 1999, we joined with nanoTronics and Gloria Felcyn and filed our response and cross-complaint against the Fish Family Trust. In November 2000, the judge issued a summary ruling in favor of the defendants on all counts. The Fish Family Trust filed an appeal in January 2001. Management believes that it is unlikely that the appellate court will overturn the trial court’s ruling and that the resolution of the appeal process will have no impact on our financial position or cash flows.

     A former employee has filed a claim in arbitration seeking the right to exercise terminated options. Management believes that the claim has no merit and will have no impact on our financial position or cash flows.

     In September 2001, an action was filed against the Company in the Superior Court of San Diego County, California by Richard G. Blum, the former Chairman, President and Chief Executive Officer of the Company. Mr. Blum contends that he was wrongfully terminated on August 5, 2001 in violation of his employment agreement dated December 1, 2000. He seeks damages for the alleged breach of his employment agreement, age discrimination, as well as other related claims. Management denies Mr. Blum’s claims and contends it exercised its business judgement for legitimate nondiscriminatory reasons. The Company intends to vigorously defend its position in this case.

SELECTED FINANCIAL DATA

     You should read the selected consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those statements included elsewhere in this report. The selected consolidated financial data set forth below for the fiscal years ended May 31, 2001, 2000, 1999, 1998, and 1997 have been derived from our consolidated financial statements which have been audited by BDO Seidman, LLP, independent auditors.

     Effective December 26, 1996, we acquired 96.9% of the common stock of Metacomp, Inc. The business combination was accounted for as a pooling-of-interests and, accordingly, all periods presented have been restated to include the results of Metacomp. The extraordinary income in 1997 was a gain from the discharge of debt as a result of the completion of Metacomp’s Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code as of July, 1996.

	Years Ended May 31,

	2001	2000	1999	1998	1997

Statements of Operations Data:
Revenue:
Sales	$337,384	$716,960	$1,134,545	$1,902,874	$1,847,421

Costs and expenses:
Cost of sales	544,320	725,008	711,195	1,163,688	1,003,445
Research and development	2,218,433	3,170,166	2,149,361	1,607,828	1,367,937
Amortization	—	—	—	—	612,333
Selling, general and administrative	2,588,579	3,501,128	2,015,058	4,090,937	2,448,751

Total costs and expenses	5,351,332	7,396,302	4,875,614	6,862,453	5,432,466

Operating loss	(5,013,948)	(6,679,342)	(3,741,069)	(4,959,579)	(3,585,045)
Extraordinary income	—	—	—	—	1,779,457
Other income (expense), net	45,045	(809,366)	(535,387)	(2,555,206)	(383,204)

Net loss	$(4,968,903)	$(7,488,708)	$(4,276,456)	$(7,514,785)	$(2,188,792)

Basic and diluted loss per common share	$(0.09)	$(0.17)	$(0.11)	$(0.24)	$(0.08)
Weighted average number of shares — basic and diluted	53,433,788	44,156,418	38,042,734	31,016,956	27,250,755

	May 31,

	2001	2000	1999	1998	1997

Balance Sheet Data:
Cash and cash equivalents	$464,350	$2,100,242	$35,813	$602,456	$477,675
Working capital (deficiency)	328,605	1,769,340	(1,545,055)	1,011,329	846,741
Total assets	1,543,693	2,733,148	1,145,027	2,189,654	1,936,454
Long-term obligations, net of current maturities	—	—	—	508,355	3,534
Total stockholders’ equity (deficit)	922,388	2,209,882	(981,234)	1,156,848	1,423,980

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Our Results of Operations have been and may continue to be subject to significant variations. The results for a particular period may vary due to a number of factors. These include:

•	the overall state of the semiconductor and communications segments of the economy,

•	the development status of and demand for our products,

•	economic conditions in our markets,

•	the timing of orders,

•	the timing of expenditures in anticipation of future sales,

•	the mix of products sold by us,

•	the introduction of new products,

•	product enhancements by us or our competitors, and

•	pricing and other competitive conditions.

Results of Operations for the Years Ended May 31, 2001, 2000 and 1999

     Our net sales in fiscal 2001, 2000 and 1999 were as follows:

Fiscal Year	Amount	% Change from the Previous Fiscal Year

2001	$337,384	Decrease of 52.9%
2000	$716,960	Decrease of 36.8%
1999	$1,134,545

     Net sales. Total net sales for each of the past two fiscal years have decreased from the previous fiscal year. These decreases were due to a lack of follow-on shipments for our matured communication products, several of which are at the end of their life cycles. We have stopped any development and sales efforts of new communications products as we are now concentrating on the microprocessor product line. We anticipate the downward trend in communication product revenue to continue since we are attempting to sell this line and have initiated a last buy program for our communication customers. Future sales will be derived from the communication product last buys of approximately $300,000 and sales of microprocessors and licensing of microprocessor technology.

     Our cost of sales in fiscal 2001, 2000 and 1999 were as follows:

		% Change from the
Fiscal Year	Amount	Previous Fiscal Year	% of Net Sales

2001	$544,320	Decrease of 24.9%	161.3%
2000	$725,008	Increase of 1.9%	101.1%
1999	$711,195		62.7%

     Cost of sales. Cost of sales as a percentage of net sales increased in the fiscal year ended May 31, 2001 compared to the previous fiscal year. This increase was due to the fixed manufacturing overhead being allocated to a smaller revenue base during the current fiscal year and a $138,000 reduction in royalties during the current fiscal year compared to the previous fiscal year negatively impacting the percentage comparison. Cost of sales as a percentage of net sales increased to 101.1% in the fiscal year ended May 31, 2000 compared to 62.7% for the fiscal year ended May 31, 1999. $219,000 of the increase was a result of the increase in the reserve during fiscal 2000 for obsolescence for inventory that had been used in the communication product line. As a result of the decreased activity in the communications product revenue, the likelihood of realizing the value of this inventory was reduced in fiscal 2000. The fixed manufacturing overhead being allocated to a smaller revenue base also contributed to the increase in the cost of sales as a percentage of net sales percentage for the fiscal year ended May 31, 2000.

     Our research and development expenses in fiscal 2001, 2000 and 1999 were as follows:

Fiscal Year	Amount	% Change from the Previous Fiscal Year

2001	$2,218,433	Decrease of 30.0%
2000	$3,170,166	Increase of 47.5%
1999	$2,149,361

     Research and development expenses decreased during the fiscal year ended May 31, 2001 compared to the previous fiscal year. This decrease was due primarily to non-cash compensation expense of $1,588,960 being recorded the previous fiscal year as a result of the Company providing employees and directors the option of exercising their stock options using a cashless exercise provision compared to no similar expense in the current fiscal year. This decrease was partially offset by an increase in personnel costs of approximately $300,000 and consulting services of approximately $150,000. The increase in personnel and consulting costs was attributable to the introduction of the new soft core version of the microprocessor technology and to accelerate the effort to complete and improve the marketability of the Ignite I and JUICEtechnology. We added four research and development personnel, including one executive, during the current fiscal year. Research and development expenses increased during the fiscal year ended May 31, 2000 compared to the previous fiscal year. This increase was due primarily to the non-cash compensation expense of $1,588,960 discussed above partially offset by a reduction in costs related to licensed software support and update fees of $183,514 and a reduction in the costs related to porting software to the microprocessor of $388,524.

     Our selling, general and administrative expenses in fiscal 2001, 2000 and 1999 were as follows:

Fiscal Year	Amount	% Change from the Previous Fiscal Year

2001	$2,588,579	Decrease of 26.0%
2000	$3,501,128	Increase of 73.7%
1999	$2,015,058

     Selling, general and administrative expenses decreased during the fiscal year ended May 31, 2001, compared to the previous fiscal year. This decrease was due primarily to non-cash compensation expense of $2,150,307 being recorded during the previous fiscal year as a result of the Company providing employees and directors the option of exercising their stock options using a cashless exercise provision compared to no similar expense in the current fiscal year. This decrease was partially offset by an increase in employment and consulting costs of approximately $444,000. This increase was due to increased marketing expenses related to Ignite I and JUICEtechnology and additional compensation and relocation costs related to changes in several executive level positions. We added six selling, general and administrative personnel, including two executives, during the current fiscal year. Selling, general and administrative expenses increased during the fiscal year ended May 31, 2000, compared to the previous fiscal year. This increase was due primarily to the non-cash compensation expense of $2,150,307 discussed above partially offset by a reduction in personnel and consulting costs of $529,625 and expenses related to legal proceedings and finance of $157,124.

     Our other income (expenses) in fiscal 2001, 2000 and 1999 were as follows:

Fiscal Year	Amount	% Change from the Previous Fiscal Year

2001	$45,045	Not meaningful
2000	$(809,366)	Increase of 51.1%
1999	$(535,387)

     Other income (expenses) changed significantly for the fiscal year ended May 31, 2001, compared to the previous fiscal year. During the current fiscal year, other income was recognized primarily from interest income as opposed to the previous fiscal year when other expense resulted primarily from the recognition of $995,651 of non-cash interest expense related to the amortization of debt discount and $51,181 increase in interest expense over 2001 related to short term notes. The 2000 expenses were partially offset by a gain of $250,000 on the sale of the gas plasma antenna technology. Other expense increased for the fiscal year ended May 31, 2000, compared to the previous fiscal year. This increase resulted primarily from the recognition in 2000 of the $995,651 of non-cash interest discussed above compared to $519,245 of non-cash interest primarily related to the discount on convertible term debentures for the fiscal year ended May 31, 1999 and the $51,181 increase in interest expense for the fiscal year ended May 31, 2000 discussed above. These increases were offset by the gain of $250,000 on the sale of the gas plasma antenna technology in fiscal 2000.

Supplementary Financial Information (Unaudited)

     The following table presents unaudited, selected quarterly information for fiscal 2001 and 2000:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Fiscal 2001:
Total revenues	$119,101	$57,623	$66,045	$94,615
Operating loss	(900,412)	(1,202,001)	(1,365,203)	(1,546,332)
Net loss	(886,540)	(1,186,663)	(1,352,694)	(1,543,006)
Net loss per basic and diluted share	$(0.02)	$(0.02)	$(0.03)	$(0.02)

Fiscal 2000:
Total revenues	$199,024	$239,884	$146,076	$131,976
Operating loss	(706,700)	(524,753)	(4,619,127)	(828,762)
Net loss	(748,778)	(902,003)	(5,042,059)	(795,868)
Net loss per basic and diluted share	$(0.02)	$(0.02)	$(0.12)	$(0.01)

Liquidity and Capital Resources

     In connection with their report on our consolidated financial statements as of and for the year ended May 31, 2001, BDO Seidman, LLP, our independent certified public accountants, expressed substantial doubt about our ability to continue as a going concern because of recurring net losses and negative cash flow from operations. See Note 1 to the consolidated financial statements for discussion.

     At May 31, 2001, we had working capital of $328,605 and cash and cash equivalents of $464,350. We have historically funded our operations primarily through the issuance of securities and debt financings. Cash and cash equivalents decreased $1,635,892 during the fiscal year ended May 31, 2001, due to net cash used in operations of $4,839,180, additions to property, equipment and patents, net of $388,557, web site development costs of $25,000 and the issuance of a note receivable of $80,000 to a previous officer of the Company offset by funds generated primarily from the exercise of warrants and options to purchase our common stock of $289,073 and the sale of common stock under an investment agreement of $3,342,197. The net cash used in operations was primarily a result of operating losses coupled with an increase in inventory of $252,229 which was a result of costs associated with the next generation microprocessor and related development kits and an increase in accounts receivable of $242,405 partially offset by an increase of accounts payable and accrued expenses of $98,039. As of May 31, 2001, we had approximately 35%, $85,606, in accounts receivable from one customer against whom we have initiated a collection lawsuit. We have set up a reserve of $20,000 related to the collection effort. We believe that we will prevail in collection of the entire amount due.

     At May 31, 2000, we had working capital of $1,769,340 and cash and cash equivalents of $2,100,242. Cash and cash equivalents increased $2,064,429 during the fiscal year ended May 31, 2000 primarily as a result of the sale of common stock under the $5 million equity line of credit. The net cash used in operating activities was $3,483,050, additions to property and equipment were $80,884, and funds generated from the sale of accounts receivables, debt and equity financings of $6,186,950 were offset by $720,355 of funds used to extinguish short term debt. During the fiscal year ended May 31, 2000, accounts receivable decreased $159,709 and accounts payable and accrued expenses, including accrued past due payroll taxes, decreased $982,684.

     We estimate our current cash requirements to sustain our operations for the next twelve months through August 2002 to be $3.5 million. Since we are attempting to sell the communications product line, we are assuming that there will be no communications product revenue beyond what was recognized during our first fiscal quarter of 2002 that ended on August 31, 2001. In addition to limitations based on trading volume and market price of the common stock, our ability to obtain equity financing under the $30 million equity line of credit is dependent on our having registered an adequate number of shares to sell to Swartz. As of September 30, 2001, we have only 2,500,000 registered shares remaining to sell to Swartz under the registration statement that became effective in June 2000. At the current market price and assuming adequate market volume, in December 2001 we estimate we will run out of registered shares related to the registration statement that went effective in June 2000. We have, therefore, negotiated with Swartz a new $25 million equity line of credit with terms and language that we believe is acceptable to the Securities and Exchange Commission (“SEC”). We believe that the registration statement, of which this prospectus is a part, will become effective in time to continue funding under the $25 million equity line of credit without any interruptions. The terms of the $25 million equity line of credit, including limitations on the amount of shares that can be sold to Swartz based on the trading volume and market price of the common stock are similar to the previous $30 million equity line of credit. Based on the current price and the trading volume of our common stock, there would be $250,000 available under the $30 million equity line of credit which would not be sufficient to meet our cash requirements. On September 24, 2001, we entered into a waiver with Swartz whereby Swartz advanced us $215,000 previous to the close of a put. Also, based on the current price and the trading volume of our common stock, we estimate there will be $320,000 available through August 31, 2002 under the $25 million equity line of credit assuming this registration statement is effective in December 2001. In order to meet our cash requirements, we may need to receive additional advances from Swartz, secure short-term debt, private placement debt and/or equity financings with individual or institutional investors. In addition, we have formulated a cost reduction plan which can be initiated to reduce our cash requirements, if necessary. Based on the above assumptions, we expect that the $3.5 million requirement will be provided by current working capital of $180,992; available funds under the $30 million and $25 million equity lines of credit estimated to be $570,000, as discussed above and below, $215,000 of which was funded during September, 2001; proceeds from the exercise of outstanding stock options and warrants; additional debt and/or equity financings; and reduction in costs pursuant to a cost reduction plan. In addition, we have remaining a $400,000 accounts receivable factoring agreement with our bank.

     We anticipate that we may require additional equipment, fabrication, components and supplies during the next twelve months to continue development of our technologies. Product introductions such as those currently underway for the Ignite I and JUICEtechnology may require significant inventory, product launch, marketing personnel and other expenditures that cannot be currently estimated. Further, if expanded development is commenced or new generations of microprocessors are accelerated beyond their current plans, additional expenditures we cannot currently estimate, may be required. It is possible therefore, that higher levels of expenditures may be required than we currently contemplate resulting from changes in development plans or as required to support new developments or commercialization activities or otherwise. In addition, in February 2001, the Company entered into a five year extension on its building lease.

     Based on our current plan and assumptions, we anticipate that we will be able to meet our cash requirements for the next twelve months. However, if we are not able to meet our current plan, there can be no assurance that any funds required during the next twelve months or thereafter can be generated from sales of common stock under the existing $30 million or the new $25 million equity line of credit or that we will be able to secure additional debt or equity financing. The lack of additional capital could force us to substantially curtail or cease operations and would, therefore, have a material adverse effect on our business. Further, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on our existing shareholders. As such, there is substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our possible inability to continue as a going concern.

$25 Million Equity Line of Credit

     We entered into an investment agreement with Swartz Private Equity, LLC on September 17, 2001. The investment agreement entitles us to issue and sell our common stock for up to an aggregate of $25 million from time to time for a three year period starting on the date our registration statement becomes effective. See the discussion of the investment agreement starting on page 13.

$30 Million Equity Line of Credit

     Overview. On May 2, 2000, we entered into an investment agreement with Swartz Private Equity, LLC. The investment agreement entitles us to issue and sell our common stock for up to an aggregate of $30 million from time to time during a three-year period starting June 23, 2000, the effective date of the registration statement to register 13.8 million shares, including 1.8 million shares reserved for the issuance of common stock upon the exercise of warrants. This is also referred to as a put right. During the fiscal year ended May 31, 2001, we received proceeds of $3,342,197 from the sale of 5,411,320 shares of common stock. During the first four months of our fiscal year 2002 which ended September 30, 2001, we received proceeds of $811,604 from the sale of 4,088,680 shares of common stock. See above discussion for further information and proposed $25 million equity line of credit.

     Put Rights. In order to invoke a put right, we were required to have an effective registration statement on file with the SEC registering the resale of the common shares which may be issued as a consequence of the invocation of that put right. Additionally, we must give at least ten but not more than twenty business days advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the number of shares of common stock we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $3 million) which we will sell to Swartz during the put and/or a minimum purchase price per common share at which Swartz may purchase shares during the put. The number of common shares sold to Swartz may not exceed 20% of the aggregate daily reported trading volume during a period which begins on the business day immediately following the day we invoked the put right and ends on and includes the day which is twenty business days after the date we invoked the put right.

     The price Swartz will pay for each share of common stock under the put is equal to the lesser of (i) the market price for each of the two consecutive ten business day periods beginning on the business day immediately following the day we invoked the put right minus $0.10, or (ii) X% of the market price for each of the two ten day periods, where, X is equal to 90% if the market price is below $2.00 and 93% if market price is equal to or greater than $2.00. Market price is defined as the lowest closing bid price for the common stock during each of the two consecutive ten business day periods. However, the purchase price may not be less than the designated minimum per share price, if any, that we indicated in our notice.

     On September 24, 2001, we entered into a waiver with Swartz whereby Swartz is able to advance us multiple funds previous to the close of the next put. The waiver extended the time of the put beyond twenty days and redefined the price of the put to be the lesser of the factor of (a) the volume weighted average price per share, as defined by Bloomberg L.P., for each day of the put multiplied by .70 or (b) the volume weighted average price per share minus $0.05 multiplied by 20% of the acceptable daily volume as defined in the waiver. If the number of shares necessary to support the advances turns out to be greater than the number of registered shares remaining under the $30 million equity line of credit, then the excess shares will be issued to Swartz as restricted shares subject to “piggyback” registration rights. In addition, the waiver included the issuance of additional purchase warrant shares to be equal to the number of shares issued. If the number of purchase warrant shares turns out to be greater than the number of registered shares related to warrants remaining under the $30 million equity line of credit, then the excess purchase warrant shares will be issued to Swartz as restricted shares subject to “piggyback’ registration rights.

     Warrants. Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 15% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price which will initially equal 110% of the closing bid price on the put date for the applicable put. The warrants have semi-annual reset provisions which may reduce the exercise price. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

     Limitations and Conditions Precedent to Our Put Rights. Swartz is not required to acquire and pay for any common shares with respect to any particular put for which:

•	we have announced or implemented a stock split or combination of our common stock;

•	we have paid a common stock dividend;

•	we have made a distribution of our common stock or of all or any portion of our assets between the put notice date and the date the particular put closes; or

•	we have consummated a major transaction (including a transaction, which constitutes a change of control) between the advance put notice date and the date the particular put closes.

     Short Sales. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless they have received a put notice and the amount of shares involved in a short sale does not exceed the number of shares specified in the put notice.

     Cancellation of Puts. We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

•	we discover an undisclosed material fact relevant to Swartz’s investment decision;

•	the registration statement registering resales of the common shares becomes ineffective; or

•	shares are delisted from the then primary exchange.

However, we will be required to issue common shares equal to the lesser of:

•	20% of the daily reported trading volume of our common stock during the pricing periods up to the applicable put cancellation date;

•	the number of shares of common stock put to Swartz which when multiplied by the applicable put share price equals the designated maximum dollar amount for the put; or

•	9.9% of the total amount of our common stock that would be outstanding upon completion of the put.

     Shareholder Approval. We may currently issue more than 20% of our outstanding shares. If we become listed on the Nasdaq Small Cap Market or Nasdaq National Market, then we must get shareholder approval to issue more than 20% of our outstanding shares. Since we are currently a bulletin board company, we do not need shareholder approval.

     Termination of Investment Agreement. We may also terminate our right to initiate further puts or terminate the investment agreement by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the investment agreement or any related agreement.

     Restrictive Covenants. During the term of the investment agreement and for a period of one-year thereafter, we are prohibited from certain transactions. These include the issuance of any debt or equity securities in a private transaction which are convertible or exercisable into shares of common stock at a price based on the trading price of the common stock at any time after the initial issuance of such securities or with a fixed conversion or exercise price subject to adjustment. We are also prohibited from entering into any private equity line type agreements similar to the investment agreement without obtaining Swartz’s prior written approval.

     Right of First Refusal. Swartz has a right of first refusal to purchase any variable priced securities offered by us in any private transaction which closes on or prior to six months after the termination of the investment agreement.

     Swartz’s Right of Indemnification. We are obligated to indemnify Swartz (including their stockholders, officers, directors, employees and agents) from all liability and losses resulting from any misrepresentations or breaches we made in connection with the investment agreement, our registration rights agreement, other related agreements, or the registration statement.

New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities- Deferral of the Effective Date of FASB No. 133,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” which requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 was effective June 1, 2001 for us. The adoption of this statement had no material impact on our financial statements.

     In March 2000, the FASB issued FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25.” We adopted the Interpretation on July 1, 2000. The Interpretation requires that stock options that have been modified to reduce the exercise price be accounted for using variable accounting. We repriced certain stock options on October 5, 1999 and in accordance with generally accepted accounting principles accounted for the repriced stock options using fixed accounting. As a result of adopting the Interpretation, we are required to apply variable accounting to these options. Accordingly, if the market price of our stock increases subsequent to July 1, 2000, we will recognize additional compensation expense that we otherwise would not have incurred. As of May 31, 2001, there was no additional compensation expense recorded because the market price of our common stock was lower than the price at July 1, 2000. However, the ultimate impact cannot be determined as it is dependent on the change in the market price of the stock from July 1, 2000 until the stock options are exercised, forfeited or expire unexercised.

     In December 1999, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 101 (“SAB 101”), “Revenue Recognition in Financial Statements” which provides additional guidance in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 was effective for our fourth quarter of the fiscal year ended May 31, 2001. The adoption of this bulletin has had no material impact on our financial statements.

     In March 2000, the FASB issued Emerging Issues Task Force Issue No 00-2, “Accounting for Web Site Development Costs” (“EITF 00-2”), which is effective for all such costs incurred for fiscal quarters beginning after June 30, 2000. This Issue establishes accounting and reporting standards for costs incurred to develop a web site based on the nature of each cost. We capitalized $25,000 in web site development costs and amortized to expense $8,333 during the fiscal year ended May 31, 2001.

     In June 2001, the FASB issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS No. 141 also requires that companies recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS No. 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS No. 142, that companies reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS No. 141.

     SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires that companies identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS No. 142. SFAS No.142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS No. 142 requires companies to complete a transitional goodwill impairment test six months from the date of adoption. Companies are also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS No. 142.

     Our previous business combinations were accounted for using the pooling-of-interests method. The pooling-of-interests method does not result in the recognition of acquired goodwill or other intangible assets. As a result, the adoption of SFAS No. 141 and No. 142 will not affect the results of past transactions. However, all future business combinations will be accounted for under the purchase method, which may result in the recognition of goodwill and other intangible assets, some of which will be recognized through operations, either by amortization or impairment charges, in the future.

     In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for the fiscal year ending May 31, 2003. We believe the adoption of this statement will have no material impact on our financial statements.

Tax Loss Carryforwards

     As of May 31, 2001, we had approximately $24,372,000 of tax loss carryforwards. A valuation allowance has been recorded for the net deferred tax asset of $11,989,000 arising primarily from tax loss carryforwards because we cannot determine that it is more likely than not that the deferred tax asset will be realized. See Note 11 to the Consolidated Financial Statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We are exposed to interest rate risk on investments of our excess cash. The primary objective of our investment activities is to preserve capital. To achieve this objective and minimize the exposure due to adverse shifts in interest rates, we invest from time to time in high quality short-term maturity commercial paper and money market funds operated by reputable financial institutions in the United States. Due to the nature of our investments, we believe that we do not have a material interest rate exposure.

MANAGEMENT

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and the executive officers August 31, 2001:

Name	Age	Position and Offices	Director Since

Donald R. Bernier (1)	59	Chairman, CEO and Director	January 1995
David H. Pohl	64	Vice President Administration, Secretary and Director	April 2001
Serge J. Miller	53	President, Vice President Engineering (1)	n/a
Lowell W. Giffhorn	54	President, Executive Vice President, CFO and Director (1)	August 1999
Carlton M. Johnson, Jr.	41	Director	August 2001
Helmut Falk, Jr.	45	Director	December 1997
Miklos B. Korodi	63	President, Vice President Sales and Marketing (1)	n/a
Patrick Nunally	37	Vice President and CTO	n/a

(1)	In August 2001, the Board of Directors appointed Mr. Bernier as Chairman of the Board and Chief Executive Officer and appointed Mr. Giffhorn, Mr. Korodi, and Mr. Miller to serve jointly as the President.

Biographical Information

     Donald R. Bernier. Mr. Bernier was appointed Chairman of the Board and Chief Executive Officer on August 5, 2001. Since 1971, Mr. Bernier has been the owner and President of Compunetics Incorporated, a Troy, Michigan-based electronics firm of which he is the founder. Compunetics engages in contract research and development, specializing in microelectronics primarily for the automotive industry.

     David H. Pohl. Mr. Pohl joined us as Secretary in February 2001 and as Vice President of Administration in April 2001. Mr. Pohl has served on our board of directors since April 2001. Prior to joining us and since 1997, Mr. Pohl was in the private practice of law and, from 1995 to 1996 was Special Counsel to the Ohio Attorney General. Mr. Pohl obtained a BS in Administrative Sciences in 1960 and a JD in Law in 1962 from the Ohio State University.

     Serge J. Miller. Mr. Miller was appointed to serve jointly with Lowell Giffhorn and Miklos Korodi as President on August 5, 2001. Mr. Miller joined us as Vice President of Engineering in January 2001. Prior to joining us and since 1998, Mr. Miller was Director of HMI Development for Invensys PLC and from 1995 to 1998 was Director of Advanced Industrial Controls for Siebe PLC. Previously Mr. Miller held various management positions with Measurex Corporation. Mr. Miller obtained a BS in Physics and Mathematics from the University of Manitoba in 1971 and has completed postgraduate work at Northeastern University.

     Lowell W. Giffhorn. Mr. Giffhorn was appointed to serve jointly as President on August 5, 2001. Mr. Giffhorn was the principal in his own financial management consulting firm from August 1996 until joining Patriot as Chief Financial Officer (CFO) in May 1997. From November 1996 to May 1997, Mr. Giffhorn, in addition to other consulting engagements, performed the duties of Acting CFO for Patriot. From June 1992 to August 1996 and from September 1987 to June 1990 he was the CFO of Sym-Tek Systems, Inc. and Vice President of Finance for its successor, Sym-Tek Inc., a major supplier of capital equipment to the semiconductor industry. He has over twenty-five years of experience in a variety of financial positions, including eleven years as Controller for Langley Corporation, a publicly traded, San Diego, defense contractor. Mr. Giffhorn obtained a M.B.A. degree from National University in 1975 and he obtained a B.S. in Accountancy from the University of Illinois in 1969.

     Carlton M. Johnson, Jr. Mr. Johnson was appointed a Director on August 5, 2001. Mr. Johnson is in-house legal counsel for Swartz Investments, LLC, a position he has held since June 1996. Mr. Johnson has practiced law in Alabama since 1986, Florida since 1988, and Georgia since 1997. He has been a shareholder in the Pensacola, Florida AV rated law firm of Smith, Sauer, DeMaria & Johnson and as President-Elect of the 500 member Escambia-Santa Rosa Bar Association. He also served on the Florida Bar Young Lawyers Division Board of Governors. Mr. Johnson earned a degree in History/Political Science at Auburn University and Juris Doctor at

Samford University — Cumberland School of Law.

     Helmut Falk, Jr. Since 1992, Dr. Falk has been the Director of Anesthesia for the Johnson Memorial Hospital in Franklin, Indiana. Dr. Falk received his D.O. from the College of Osteopathic Medicine of the Pacific in 1987 and his B.S. in Biology from the University of California, Irvine in 1983. Dr. Falk is the son of the late Helmut Falk, who was the sole shareholder of nanoTronics and the Chairman and CEO of Patriot until his death in July 1995. Dr. Falk is also an heir to the Helmut Falk Estate, which is the beneficial owner of the Company’s shares held by the Helmut Falk Family Trust.

     Miklos B. Korodi. Mr. Korodi was appointed to serve jointly as President on August 5, 2001. Mr. Korodi joined us as Vice President of Sales and Marketing in October 2000. Prior to joining us and since 1993, Mr. Korodi was the principal in his own telecommunication consulting firm. Mr. Korodi’s previous experience included Chairman and CEO of Cellular Data, Inc., President of Warner Amex Cable Communications Security Systems (a joint venture of Warner Communications and American Express), a subsidiary of Warner Amex Cable Communications, Senior Vice President of Warner Cable Communications and Vice President and General Manager of the QUBE Division of Warner Cable Television.

     Patrick O. Nunally. Dr. Nunally joined us as Vice President of Business Development and Chief Technical Officer in June 2001, previous to which he had been providing consulting services to us since May 2000. Dr. Nunally has more than 20 years of entrepreneurial experience in semiconductor and embedded processor design. From December 1998 to May 2000, he was President and CEO of Intertech, a company he founded specializing in intellectual property development for embedded processor and communications systems. From June 1998 to December 1998, he was President and CEO of Gruppe Telekom, Inc., a licensee of Interactive Video and Data Service Spectrum. From April 1996 to June 1998, he served as Chief Technical Officer and co-founder of Aristo, now PlayNet Inc., a Java-based games company. Dr. Nunally also held other senior management positions with Wave Interactive Network, Sensormatic Video Products Division, Intellisys Automation Inc., E-Metrics Inc., General Dynamics Corporation and Interstate Electronics. Dr. Nunally received his PhD in Electrical Engineering from the Pacific Western University in 1996, a MBA from the University of LaVerne in 1993 and a BS in Electrical and Electronics Engineering from California State Polytechnic University in 1987.

     Except as described in Legal Proceedings, no director or executive officer has been involved in any legal proceedings during the past five years. There are no material proceedings adverse to us in which any director or executive officer Board has a material interest adverse to the Company.

Indemnification of Officers, Directors and Others

     As permitted by Delaware law, our certificate of incorporation provides that we will indemnify our officers, directors, employees and agents. This includes indemnification against attorneys’ fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us. However, they will not be indemnified if they are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled. We have provided for indemnification for liabilities arising under the Securities Act of 1933 as they may be permitted to directors, officers or persons controlling us. The SEC has informed us that such indemnification is against public policy and may be unenforceable.

Executive Compensation

     There is shown below information concerning the compensation of our chief executive officers and the most highly compensated executive officers whose salary and bonus exceeded $100,000 (each a “Named Officer”) for the fiscal years ended May 31, 2001, 2000, and 1999.

SUMMARY COMPENSATION TABLE

	Annual Cash Compensation				Long-Term Compensation

Name and	Fiscal					Repriced	All Other
Principal Position	Year	Salary		Bonus	(# of Shares)	Options	Compensation

Richard G. Blum	2001	$128,862	(3)	Nil	325,000	None	None
President and CEO (1)

James T. Lunney	2001	$55,978	(3)	Nil	175,000	None	$83,968 (2)
President and CEO (1)	2000	$137,200	(3)	$32,500	None	350,000	None
	1999	$137,200	(3)	Nil	None	None	None

Lowell W. Giffhorn	2001	$126,650	(3)	Nil	125,000	None	None
Exec. V.P. and CFO	2000	$110,000		Nil	None	300,000	None
	1999	$107,307		Nil	None	None	None

(1)	Mr. Lunney served as President and CEO from March 23, 1998 to September 25, 2000 when Mr. Blum was appointed interim President and CEO. Mr. Blum was appointed and served as President and CEO from December 1, 2000 until August 5, 2001. In accordance with Mr. Blum’s employment agreement, the Company may be obligated to pay him between $0 and $368,000 as severance pay. In September 2001, an action was filed against the Company in the Superior Court of San Diego County, California by Mr. Blum. He contends that he was wrongfully terminated on August 5, 2001 in violation of his employment agreement dated December 1, 2000. He seeks damages for the alleged breach of his employment agreement, age discrimination, as well as other related claims. Management denies the claims and contends it exercised its business judgement for legitimate nondiscriminatory reasons. The Company intends to vigorously defend its position in this case.

(2)	Mr. Lunney’s Other Compensation was the remaining amount due under his employment contract which was paid subsequent to his resignation as President and CEO in September 2000.

(3)	Included in Mr. Lunney’s cash compensation was a $600 per month car allowance, and included in Mr. Blum’s and Mr. Giffhorn’s cash compensation is a $400 per month car allowance starting January 1, 2001.

     The Company maintains employee benefits that are generally available to all of its employees, including medical, dental and life insurance benefits and a 401(k) retirement savings plan. The Company did not make any matching contributions under the 401(k) plan for any of the above named officers during the fiscal year ended May 31, 2001.

Option Grants

     Shown below is information on grants of stock options pursuant to the Company’s 1992 and 1996 Stock Option Plans to the Named Officers reflected in the Summary Compensation Table shown above.

Option Grants Table for Fiscal Year Ended May 31, 2001

					Potential Realizable Value
					of Assumed Annual Rates
		Percent of Total			of Stock Price Appreciation
		Options Granted			for Option Term (2)
	Number of	to Employees in	Exercise	Expiration
Name	Options Granted	Fiscal Year	Price	Date	5% ($)	10% ($)

Richard G. Blum	300,000	15.3%	$0.955	11/28/05	$79,500	$175,500
	25,000	1.3%	$1.325	5/31/05	$9,125	$20,375

Lowell W. Giffhorn	125,000	6.4%	$1.325	5/31/05	$45,625	$101,875

James T. Lunney	175,000	8.9%	$1.325	9/23/01 (1)	$68,262	$146,861

(1)	Mr. Lunney’s options are exercisable for six months from the date of his termination from the Company.

(2)	These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the company’s common stock, overall market conditions and the executive’s continued involvement with the company. The amounts represented in this table will not necessarily be achieved.

Aggregated Option Exercises and Fiscal Year-End Option Values

     There were no exercises of stock options for the fiscal year ended May 31, 2001 by any of the officers reflected in the Summary Compensation Table shown above. Shown below is information on fiscal year-end values under the Company’s 1996 and 1992 Stock Option Plans to the officers reflected in the Summary Compensation Table shown above.

	Number of Unexercised		Value of Unexercised
	Options Held At		In-The-Money Options At
	May 31, 2001		May 31, 2001

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard G. Blum	125,000	200,000	$—	$—
James T. Lunney	191,666	—	$21,583	$—
Lowell W. Giffhorn	115,000	100,000	$16,650	$—

     The fair market value of the unexercised in-the-money options at May 31, 2001 was determined by subtracting the option exercise price from the last sale price as reported on the over the counter bulletin board on May 31, 2001, $0.505.

     The Company has not awarded stock appreciation rights to any of its employees. The Company has no long-term incentive plans.

Compensation of Directors

     No direct or indirect remuneration has been paid or is payable by us to the directors in their capacity as directors other than the granting of stock options. We expect that, during the next twelve months, we will not pay any direct or indirect remuneration to any directors of ours in their capacity as directors other than in the form of stock option grants or the reimbursement of expenses of attending directors’ or committee meetings.

Employment Contracts

     The Company entered into an employment agreement dated as of October 2, 2000, with Mr. Korodi providing for his employment as Vice President and Director of Sales and Marketing. The agreement is for a term through October 2, 2002 providing for a base salary of $120,000 per annum. The base salary was increased to $144,000 by the Board of Directors effective January 1, 2001 and may be increased additionally at the discretion of the Board of Directors. The agreement provides for a bonus up to 50% of the annual base consideration for the applicable year. The Company may terminate Mr. Korodi’s employment with or without cause, but termination without cause (other than disability or death) would result in severance payments equal to the lesser of (i) four months of the then current base salary or (ii) the balance remaining of the current base salary for the term of his agreement. If a change in control, as defined in the agreement, occurs during the term of his agreement, and if Mr. Korodi refuses to accept or voluntarily resigns from a position other than a qualified position, as that term is defined in the agreement, then he will receive a lump sum severance payment equal to twelve months of his then current salary. Under the agreement, the Company granted Mr. Korodi options to purchase 300,000 common shares, 30,000 vesting on October 2, 2000, 135,000 vesting on the earlier of October 2, 2001 or when the Company has accumulated $2 million in gross revenue form the period starting on October 2, 2000 and , 135,000 vesting on the earlier of October 2, 2002 or when the Company has accumulated $5 million in gross revenue form the period starting on October 2, 2000. Options may vest earlier subject to the discretion of the Board of Directors.

     The Company entered into an employment agreement dated as of January 29, 2001, with Mr. Miller providing for his employment as Vice President of Engineering. The agreement is for a term through January 29, 2003 providing for a base salary of $160,000 per annum. The base salary may be increased at the discretion of the Board of Directors. The Company may terminate Mr.Miller’s employment with or without cause, but termination without cause (other than disability or death) would result in severance payments equal to the lesser of (i) four months of the then current base salary or (ii) the balance remaining of the current base salary for the term of his agreement. If a change in control, as defined in the agreement, occurs during the term of his agreement, and if Mr. Miller refuses to accept or voluntarily resigns from a position other than a qualified position, as that term is defined in the agreement, then he will receive a lump sum severance payment equal to twelve months of his then current salary. Under the agreement, the Company granted Mr. Miller options to purchase 250,000 common shares, 50,000 vesting on January 29, 2001, 100,000 vesting on January 29, 2002 and , 100,000 vesting on January 29, 2003. Irrespective of the vesting schedule or terms applicable to stock options provided by the agreement, the options may not be exercised before the approval of the Company’s 2001 Stock Option Plan by the shareholders of the Company on or before the expiration of 12 months from the date of adoption of the Plan by the Board of Directors of the Company, and if such approval is not obtained then the stock options shall be void. Options may vest earlier subject to the discretion of the Board of Directors.

     The Company entered two separate employment agreements dated as of January 1, 2001 and April 26, 2001, with Mr. Pohl providing for his employment as Secretary and Vice President of Administration. The agreements are for terms through June 30, 2003 and April 26, 2003 providing for a cumulated base salary of $144,000 per annum. The agreement provides for a bonus up to 50% of the annual base consideration for the applicable year. The base salary may be increased at the discretion of the Board of Directors. The Company may terminate Mr.Pohl’s employment with or without cause, but termination without cause (other than disability or death) would result in severance payments equal to the lesser of (i) four months of the then current base salary or (ii) the balance remaining of the current base salary for the term of his agreement. If a change in control, as defined in the agreement, occurs during the term of his agreement, and if Mr. Pohl refuses to accept or voluntarily resigns from a position other than a qualified position, as that term is defined in the agreement, then he will receive a lump sum severance payment equal to twelve months of his then current salary. Under the agreement, the Company granted Mr. Pohl options to purchase 325,000 common shares, 25,000 vesting on January 1, 2001, 90,000 vesting on April 26, 2001, 110,000 vesting on the earlier of April 26, 2002 or when the Company has accumulated $2 million in gross revenue form the period starting on April 26, 2001 and , 100,000 vesting on the earlier of April 26, 2003 or when the Company has accumulated $5 million in gross revenue form the period starting on April 26, 2001. Irrespective of the vesting schedule or terms applicable to stock options provided by the agreement, 300,000 of the options may not be exercised before the approval of the Company’s 2001 Stock Option Plan by the shareholders of the Company on or before the expiration of 12 months from the date of adoption of the Plan by the Board of Directors of the Company, and if such approval is not obtained then the stock options shall be void. Options may vest earlier subject to the discretion of the Board of Directors.

     Mr. Giffhorn was an executive officer and a member of the compensation committee during each of the two previous fiscal years. Any actions effecting his compensation or stock option grants were approved by the entire Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of August 31, 2001, the stock ownership of each officer and director of the Company, of all officers and directors of the Company as a group, and of each person known by the Company to be a beneficial owner of 5% or more of its Common Stock. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power over such shares. No person listed below has any option, warrant or other right to acquire additional securities of the Company, except as otherwise noted.

	Name and Address	Amount & Nature
Title	of Beneficial	of Beneficial	Percent
of Class	Owner	Ownership	of Class

Common stock par value $.00001	Gloria Felcyn, CPA 20440 Williams Ave. Saratoga, California 95070	6,616,223(1)	11.0%

SAME	Donald R. Bernier 10989 Via Frontera San Diego, California 92127	150,000(2)	*

SAME	Helmut Falk, Jr. 10989 Via Frontera San Diego, California 92127	41,500(3)	*

SAME	Lowell W. Giffhorn 10989 Via Frontera San Diego, California 92127	328,148(4)	*

SAME	Miklos B. Korodi 10989 Via Frontera San Diego, California 92127	43,000(5)	*

SAME	David H. Pohl 10989 Via Frontera San Diego, California 92127	165,000(4)	*

SAME	Patrick O. Nunally 10989 Via Frontera San Diego, California 92127	30,000(5)	*

SAME	Serge J. Miller 10989 Via Frontera San Diego, California 92127	50,000(6)	*

	Name and Address	Amount & Nature
Title	of Beneficial	of Beneficial	Percent
of Class	Owner	Ownership	of Class

SAME	Carlton M. Johnson, Jr. 10989 Via Frontera San Diego, California 92127	—	—

	All directors & officers as a group (8 persons)	807,648(7)	1.3%

*	Less than 1%.

1)	As trustee of the Helmut Falk Family Trust and executor of the Helmut Falk estate, Ms. Felcyn effectively controls the shares which were subject to an escrow arrangement (as described in “Certain Transactions” below) originally issued to nanoTronics in connection with the ShBoom technology acquisition and shares that remain from 5,000,000 non-escrowed shares that were originally issued to nanoTronics in connection with the ShBoom technology acquisition and were subsequently transferred to the Helmut Falk Family Trust.

2)	Includes 75,000 shares issuable upon the exercise of outstanding stock options.

3)	Includes 25,000 shares issuable upon the exercise of outstanding stock options.

4)	For each of Messrs. Giffhorn and Pohl the amount includes 165,000 shares issuable upon the exercise of outstanding stock options. Included in Mr. Pohl’s amount is 90,000 shares issuable under the 2001 Stock Plan which is subject to shareholder approval.

5)	For each of Messrs. Nunally and Korodi the amount includes 30,000 shares issuable upon the exercise of outstanding stock options.

6)	Includes 50,000 shares issuable upon the exercise of outstanding stock options. These shares are issuable under the 2001 Stock Plan which is subject to shareholder approval.

7)	Includes 267,648 shares issued and outstanding and 540,000 shares issuable upon exercise of stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There were no transactions, or series of transactions, during fiscal 2001, 2000 or 1999, nor are there any currently proposed transactions, or series of transactions, to which the Company is a party, in which the amount exceeds $60,000, and in which to its knowledge any director, executive officer, nominee, five percent or greater shareholder, or any member of the immediate family of any of the foregoing persons, has or will have any direct or indirect material interest other than as described below.

     Based on the asset purchase agreement and plan of reorganization dated June 22, 1994 between Patriot, nanoTronics Corporation and Helmut Falk, we issued a total of 8,500,000 restricted common shares to nanoTronics, 3,500,000 of which were a contingent payment subject to the terms of an earnout escrow. These shares were issued in consideration of technology acquired. nanoTronics was formed in 1991 and acquired certain base technology for a simplified 32-bit microprocessor integrated on a single chip with merged stack/register architecture. nanoTronics expended in excess of $1.9 million (unaudited) while engaged in further development of that technology and produced from the basic architecture an enhanced microprocessor (ShBoom-architecture microprocessor). A majority of the expenditures by nanoTronics consisted of microprocessor and related software development costs. The result of these efforts was a successful initial fabrication of the microprocessor in early 1994 demonstrating technical feasibility of the ShBoom architecture. nanoTronics also expended funds on the preparation and prosecution of patent applications.

     The shares were initially issued to nanoTronics who on dissolution subsequently transferred the shares to the Helmut Falk Family Trust. Prior to the transaction, Mr. Falk was an unaffiliated person with respect to us. At the time of issuance the common shares represented approximately 36% of our total issued and outstanding shares.

     Although the transaction did not result in a majority change in our board of directors, or a majority change in our stock ownership, the issuance of new stock resulted in a large percentage ownership controlled by one entity with the ability to have significant influence over our future affairs.

     Based on the terms of the purchase agreement, 5,000,000 of the common shares were issued to nanoTronics subject to an earnout escrow arrangement as a contingent purchase price. The terms of the escrow arrangement, as defined in the purchase agreement, provided for the earnout from escrow of 500,000 common shares for each $500,000 of Patriot revenues commencing June 1, 1994 and ending May 31, 1999. As of May 31, 2001:

•	3,500,000 shares were released from escrow, and

•	the remaining 1,500,000 shares were returned to us and cancelled since revenue was not sufficient to earn this portion of the escrowed shares.

     During January 1999 through April 1999, we entered into four short-term notes with Gloria Felcyn, the trustee for the Falk Family Trust, aggregating $175,000 with maturity dates ranging from October 22, 1999 to January 15, 2000. The short-term notes were paid in December 1999 and January 2000.

     In June 2000, we entered into a three-year, $80,000 secured promissory note receivable with James T. Lunney, our previous Chairman, President and CEO. The note bears interest at the rate of 6% with interest payments due semi-annually and the principal due at the maturity of the note. Mr. Lunney pledged 100,000 shares of Patriot’s common stock that he held on the date of issuance as security for this note.

     During the fiscal year ended May 31, 2001, we paid $139,253 to Webster Incorporated for design and maintenance of our web site and for marketing support and materials. The principal in Webster Incorporated, Christine Blum, is the daughter of our previous Chairman, President and CEO, Richard Blum.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is traded in the over-the-counter market and is quoted on the NASD OTC Bulletin Board system maintained by the National Association of Securities Dealers, Inc. Prices reported represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions. The market for our shares has been sporadic and at times very limited.

     The following table sets forth the high and low closing bid quotations for the common stock for the fiscal years ended May 31, 2001 and 2000 and for the first fiscal quarter of 2002 ended August 31, 2001.

	Bid Quotations

	High	Low

Fiscal Year Ending May 31, 2002
First Quarter ended August 31, 2001	$0.53	$0.25
Second Quarter through October 5, 2001	$0.25	$0.14

Fiscal Year Ended May 31, 2001
First Quarter	$1.72	$0.65
Second Quarter	$1.60	$0.78
Third Quarter	$1.09	$0.49
Fourth Quarter	$0.84	$0.50

Fiscal Year Ended May 31, 2000
First Quarter	$0.66	$0.37
Second Quarter	$0.46	$0.29
Third Quarter	$6.25	$0.34
Fourth Quarter	$6.00	$1.16

     We have approximately 355 shareholders of record as of August 31, 2001. Because most of our common stock is held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders. We have never paid a cash dividend on our common stock and do not expect to pay one in the foreseeable future.

DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 100,000,000 shares of common stock, $.00001 par value per share. At August 31, 2001, a total of 60,365,757 common shares were issued and outstanding. The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, removal of a director from office or repeal of the certificate of incorporation in its entirety require the affirmative vote of a majority of the total voting power for approval, and certain other matters (such as shareholder amendment of the bylaws, and amendment, repeal or adoption of any provision inconsistent with provisions in the certificate of incorporation regarding indemnification of directors, officers and others, exclusion of director liability, and our election not to be governed by statutory provisions concerning business combinations with interested shareholders) require the affirmative vote of two-thirds of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at our election.

     A special meeting of shareholders may be called by or at the request of:

•	the Chairman of the Board,

•	the President or any two directors, and

•	persons owning in the aggregate not less than 20% of the issued and outstanding common shares entitled to vote in elections for directors.

     After the satisfaction of requirements with respect to preferential dividends, if any, holders of common stock are entitled to receive, pro rata, dividends when and as declared by the board of directors out of funds legally available therefor. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of common stock are entitled to share ratably in our assets legally available for distribution to our shareholders.

     Our board of directors is authorized to issue 5,000,000 shares of undesignated preferred stock, $.00001 par value, without any further action by the stockholders. The board of directors may also divide any and all shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by the board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of common stock and could dilute the voting rights of the holders of common stock. There are currently no shares of preferred stock issued and outstanding.

     We have not paid any cash dividends to date, and no cash dividends will be declared or paid on the common shares in the foreseeable future. Payment of dividends is solely at the discretion of our board of directors.

     Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, acts as our transfer agent and registrar for our common stock. Their telephone number is (801) 272-9294.

LEGAL OPINION

     Luce, Forward, Hamilton & Scripps LLP, 600 West Broadway Street, Suite 2600, San Diego, California 92101 will pass on the validity of the common stock offered by us.

EXPERTS

The financial statements and schedule included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports (which contain an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given the authority of said firm as experts in auditing and accounting.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements
Report of Independent Certified Public Accountants	F-2
Consolidated Balance Sheets as of May 31, 2001 and 2000	F-3
Consolidated Statements of Operations for the Years Ended May 31, 2001, 2000 and 1999	F-4
Consolidated Statements of Stockholders’ Equity for the Years Ended May 31, 2001, 2000 and 1999	F-5
Consolidated Statements of Cash Flows for the Years Ended May 31, 2001, 2000 and 1999	F-6
Summary of Accounting Policies	F-7-F-12
Notes to Consolidated Financial Statements	F-13-F-28

Schedule
Report of Independent Certified Public Accountants	F-29
Schedule II- Valuation and Qualifying Accounts for the Years Ended May 31, 2001, 2000 and 1999	F-30

Report of Independent Certified Public Accountants

To the Stockholders and Board of Directors
Patriot Scientific Corporation
San Diego, California

We have audited the accompanying consolidated balance sheets of Patriot Scientific Corporation as of May 31, 2001 and 2000 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three year period ended May 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Patriot Scientific Corporation at May 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the years in the three year period ended May 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has negative cash flows that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP

Denver, Colorado
August 9, 2001, except for Note 1, dated as
of August 15, 2001

Patriot Scientific Corporation
Consolidated Balance Sheets

May 31,	2001	2000

ASSETS (Note 14)
Current assets:
Cash and cash equivalents	$464,350	$2,100,242
Accounts receivable, net of allowance of $54,000 and $5,000 for uncollectible accounts	188,982	61,152
Inventories (Note 2)	223,393	71,164
Prepaid expenses	73,185	60,048

Total current assets	949,910	2,292,606
Property and equipment, net (Note 3)	423,528	289,880
Other assets, net of accumulated amortization of $8,333 and $0	16,667	—
Patents and trademarks, net of accumulated amortization of $337,363 and $272,001	153,588	150,662

	$1,543,693	$2,733,148

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$434,838	$393,150
Accrued liabilities	186,467	130,116

Total current liabilities	621,305	523,266
Commitments and contingencies (Notes 1, 9, 13 and 14)
Stockholders’ equity (Notes 6, 8, 9 and 10):
Preferred stock, $.00001 par value; 5,000,000 shares authorized: none outstanding	—	—
Common stock, $.00001 par value; 100,000,000 shares authorized: 57,535,411 and 51,126,675 issued and outstanding at May 31, 2001 and 2000, respectively	575	511
Additional paid-in capital	37,320,503	33,559,158
Accumulated deficit	(36,318,690)	(31,349,787)
Note receivable (Note 5)	(80,000)	—

Total stockholders’ equity	922,388	2,209,882

	$1,543,693	$2,733,148

See accompanying report of independent certified public accountants, summary of accounting policies and notes to consolidated financial statements.

Patriot Scientific Corporation
Consolidated Statements of Operations

Years Ended May 31,	2001	2000	1999

Net sales (Note 15):
Product	$336,684	$553,181	$932,662
Licenses and royalties	700	163,779	201,883

Net sales	337,384	716,960	1,134,545

Cost of sales:
Product costs	444,320	455,008	660,195
Inventory obsolescence	100,000	270,000	51,000

Cost of sales	544,320	725,008	711,195

Gross (loss) profit	(206,936)	(8,048)	423,350
Operating expenses:
Research and development (Note 9)	2,218,433	3,170,166	2,149,361
Selling, general and administrative (Note 9)	2,588,579	3,501,128	2,015,058

Operating expenses	4,807,012	6,671,294	4,164,419

Operating loss	(5,013,948)	(6,679,342)	(3,741,069)

Other income (expenses):
Gain on sale of technology	—	250,000	—
Interest income	48,329	28,014	3,765
Interest expense (Notes 6 and 7)	(3,284)	(1,087,380)	(539,152)

Other income (expenses)	45,045	(809,366)	(535,387)

Net loss	$(4,968,903)	$(7,488,708)	$(4,276,456)

Basic and diluted loss per common share (Note 10)	$(0.09)	$(0.17)	$(0.11)

Weighted average number of common shares outstanding during the period (Note 10)	53,433,788	44,156,418	38,042,734

See accompanying report of independent certified public accountants, summary of accounting policies and notes to consolidated financial statements.

Patriot Scientific Corporation
Consolidated Statements of Stockholders’ Equity (Deficit)

	Common Stock
			Additional	Accumulated	Stockholders'
Years Ended May 31, 2001, 2000 and 1999	Shares	Amount	Paid-in Capital	Deficit	Equity (Deficit)

Balance, June 1, 1998	37,880,776	$379	$20,741,092	$(19,584,623)	$1,156,848
Issuance of common stock at $.23 to $.35 per share (Note 9)	580,435	6	165,494	—	165,500
Exercise of common stock warrants and options at $.18 to $.36 per share (Note 9)	587,626	6	205,926	—	205,932
Common stock earned under an escrow agreement for purchased technology at $.44-$.45 per share (Note 4)	—	—	445,000	—	445,000
Non-cash interest expense related to convertible notes recorded to additional paid-in capital (Note 7)	—	—	142,830	—	142,830
Common stock issued for services at at $.34 (Note 9)	279,326	3	125,468	—	125,471
Conversion of 5% Convertible term debentures plus interest at $.30 to $.48 per share (Note 7)	1,735,752	17	575,624	—	575,641
Value of warrants issued (Notes 6 and 7)	—	—	478,000	—	478,000
Expiration of escrowed shares related to purchase of ShBoom technology (Note 4)	(1,500,000)	(15)	15	—	—
Net loss	—	—	—	(4,276,456)	(4,276,456)

Balance, May 31, 1999	39,563,915	396	22,879,449	(23,861,079)	(981,234)

Issuance of common stock at $.25 to $.98 per share (Note 8)	7,014,796	70	4,999,930	—	5,000,000
Exercise of common stock warrants and options at $.18 to $1.46 per share (Note 7)	3,750,759	37	923,913	—	923,950
Reclassification of stock subject to rescission at $.18 to $.20 per share	400,000	4	74,996	—	75,000
Non-cash compensation expense (Note 9)	—	—	3,739,267	—	3,739,267
Conversion of notes payable plus interest at $.29 per share (Note 6)	397,205	4	116,178	—	116,182
Value of warrants issued (Note 6)	—	—	739,037	—	739,037
Non-cash interest on conversion of notes payable (Note 6)	—	—	86,388	—	86,388
Net loss	—	—	—	(7,488,708)	(7,488,708)

Balance, May 31, 2000	51,126,675	511	33,559,158	(31,349,787)	2,209,882

Issuance of common stock at $.43 to $1.05 per share (Note 8)	5,411,320	54	3,342,143	—	3,342,197
Exercise of common stock warrants and options at $.25 to $.32 per share (Note 9)	997,416	10	289,063	—	289,073
Issuance of options for services	—	—	130,139	—	130,139
Issuance of note receivable (Note 5)	—	—	(80,000)	—	(80,000)
Net loss	—	—	—	(4,968,903)	(4,968,903)

Balance, May 31, 2001	57,535,411	$575	$37,240,503 (1)	$(36,318,690)	$922,388

See accompanying report of independent certified public accountants, summary of accounting policies and notes to consolidated financial statements.

(1)	Additional Paid-In Capital includes a note receivable of $80,000 and additional paid-in capital of $37,320,503.

PATRIOT SCIENTIFIC CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

Increase (Decrease) in Cash and Cash Equivalents
Years Ended May 31,	2001	2000	1999

Operating activities:
Net loss	$(4,968,903)	$(7,488,708)	$(4,276,456)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization and depreciation	260,316	367,395	354,643
Provision for doubtful accounts	49,000	41,919	17,000
Provision for inventory obsolescence	100,000	270,000	51,000
Common stock, options and warrants issued for services	119,565	—	125,471
Non -cash interest expense related to convertible debentures, notes payable and warrants	—	995,651	519,245
Gain on sale of technology	—	(250,000)	—
Amortization of debt issuance costs	—	—	25,900
Non -cash compensation expense	—	3,739,267	445,000
Changes in:
Accounts receivable	(242,405)	(159,709)	317,180
Inventories	(252,229)	(91,331)	(70,416)
Prepaid and other assets	(2,563)	75,150	(48,012)
Accounts payable and accrued expenses	98,039	(982,684)	997,360

Net cash used in operating activities	(4,839,180)	(3,483,050)	(1,542,085)

Investing activities:
Note receivable (Note 5)	(80,000)	—	—
Web site development costs	(25,000)	—	—
Purchase of property, equipment and patents, net	(388,557)	(169,116)	(343,311)
Proceeds from sale of technology	—	250,000	—

Net cash (used in) provided by investing activities	(493,557)	80,884	(343,311)

Financing activities:
Proceeds from issuance of short term notes payable	—	410,000	525,500
Proceeds from issuance of common stock subject to rescission	—	—	75,000
Proceeds from short term notes payable to a related party	—	—	175,000
Principal payments on notes payable and long-term debt	—	(720,355)	(2,179)
Proceeds from issuance of common stock and exercise of common stock warrants and options	3,631,270	5,634,950	371,432
Proceeds from sale of accounts receivable	65,575	142,000	174,000

Net cash provided by financing activities	3,696,845	5,466,595	1,318,753

Net (decrease) increase in cash and cash equivalents	(1,635,892)	2,064,429	(566,643)
Cash and cash equivalents, beginning of year	2,100,242	35,813	602,456

Cash and cash equivalents, end of year	$464,350	$2,100,242	$35,813

Supplemental Disclosure of Cash Flow Information:
Convertible debentures, notes payable and accrued interest exchanged for common stock	$—	$405,182	$575,641
Cash payments for interest	—	102,137	15,469
Options issued for prepaid services	10,574	—	—
Write-off of inventory	177,000	347,000	—
Unamortized debt discount	—	—	170,226

See accompanying report of independent certified public accountants, summary of accounting policies and notes to consolidated financial statements.

Patriot Scientific Corporation
Summary of Accounting Policies

Organization and Business

Patriot Scientific Corporation (the “Company”) is engaged in the development, marketing, and sale of patented microprocessor technology and the sale of high-performance high-speed data communication products. The Company also owns innovative radar technology. The Company sold its antenna technology in August 1999.

Basis of Presentation and Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company, its majority owned subsidiaries, Metacomp, Inc. (“Metacomp”) and Plasma Scientific Corporation. All material intercompany transactions and balances have been eliminated in consolidation.

Reclassifications

Certain reclassifications have been made to the 2000 and 1999 financial statements in order for them to conform to the 2001 presentation. Such reclassifications have no impact on the Company’s financial position or results of operations.

Financial Instruments and Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

     The Company’s cash equivalents are placed in high quality money market accounts with major financial institutions and high grade short-term commercial paper. The investment policy limits the Company’s exposure to concentrations of credit risk. Money market accounts are federally insured; however, commercial paper is not insured. The Company has not experienced any losses in such accounts.

     Concentrations of credit risk with respect to accounts receivable are limited due to the wide variety of customers and markets which comprise the Company’s customer base, as well as their dispersion across many different geographic areas. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. Generally, the Company does not require collateral or other security to support customer receivables. As of May 31, 2001, the Company had approximately 35%, $85,606, in accounts receivable from one customer against whom the Company has initiated a collection lawsuit. The Company has set up a reserve of $20,000 related to the collection effort. Management believes that the Company will prevail in collection of the entire amount due. As of May 31, 2000, the Company had approximately 72% in accounts receivable from one customer.

     The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximated fair value because of the immediate or short-term maturity of these instruments. The carrying value of the note receivable approximates fair value.

Patriot Scientific Corporation
Summary of Accounting Policies (Continued)

Inventories

Inventories consist of raw materials, work in process and finished goods and are valued at the weighted average cost method, which approximates cost on a first-in, first-out basis, not in excess of market value.

Property, Equipment and Depreciation

Property and equipment are stated at cost. Depreciation is computed over the estimated useful life of three to five years using the straight-line method. The Company follows the provisions of the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of.” Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company continuously evaluates the recoverability of its long-lived assets based on estimated future cash flows from and the estimated fair value of such long-lived assets, and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

Other Assets

During the year ended May 31, 2001, the Company adopted Emerging Issues Task Force Issue No. 00-2, “Accounting for Web Site Development Costs” (“EITF 00-2”). EITF 00-2 requires that companies capitalize certain web site development costs once certain criteria are met. Under EITF 00-2 , overhead, general and administrative and training costs are not capitalized. The Company capitalized $25,000 in web site development costs and amortized to expense $8,333 during the fiscal year ended May 31, 2001.

Patents and Trademarks

Patents and trademarks are carried at cost less accumulated amortization and are amortized over their estimated useful lives of four years. The carrying value of patents and trademarks is periodically reviewed and impairments, if any, are recognized when the expected future benefit to be derived from an individual intangible asset is less than its carrying value determined based on the provisions of SFAS No. 121 as discussed above.

Revenue Recognition

Revenue is recognized upon the shipment of product to the customer. Licensing and royalty income is recognized when earned.

Research and Development Costs

Research and development costs are expensed as incurred.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes”. Temporary differences are differences between the tax basis of assets and liabilities and their

Patriot Scientific Corporation
Summary of Accounting Policies (Continued)

reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

Net Loss Per Share

The Company applies SFAS No. 128, “Earnings Per Share” for the calculation of “Basic” and “Diluted” earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings (loss) of an entity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

During the years ended May 31, 2001, 2000 and 1999, based upon information then available, the Company revised its estimates regarding the recovery of certain inventories. As a result, the Company increased existing reserves for obsolescence by $100,000, $270,000 and $51,000.

Sale of Accounts Receivable

The Company had a factoring line with a bank under which it sold accounts receivable in fiscal years 2000 and 1999. These transactions were accounted for as sales of financial assets pursuant to SFAS No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” In May 2001, the Company renegotiated a $400,000 factoring line with a bank enabling the Company to sell selected accounts receivable invoices to the bank with full recourse against the Company. In September 2000, the FASB issued SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB No. 125”. SFAS No. 140 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities after March 31, 2001. The Company’s sales of accounts receivable invoices under this 2001 agreement qualify as a sale of assets since (1) the Company has transferred all of its right, title and interest in the selected accounts receivable invoices to the bank, (2) the bank may pledge, sell or transfer the selected accounts receivable invoices, and (3) the Company has no effective control over the selected accounts receivable invoices since it may not redeem the invoices sold previous to the invoices being greater than 90 days past due. Under SFAS No.140, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. During fiscal 2001, 2000 and 1999, the Company sold approximately $82,000, $178,000 and $218,000, respectively, of its accounts receivable to a bank under a factoring

Patriot Scientific Corporation
Summary of Accounting Policies (Continued)

agreement for approximately $66,000, $142,000 and $174,000, respectively. Pursuant to the provisions of SFAS No.140, the Company reflected the transaction as a sale of assets and established an accounts receivable from the bank for the retained amount less the costs of the transaction and less any anticipated future loss in the value of the retained asset. The retained amount is equal to 20% of the total accounts receivable invoice sold to the bank less 1% of the total invoice as an administrative fee and 1.75% per month of the total outstanding accounts receivable invoices as a finance fee. The estimated future loss reserve for each receivable included in the estimated value of the retained asset is based on the payment history of the accounts receivable customer. The Company collected the entire retained amount in July 2001, and there was no allowance for future losses. As of May 31, 2001, the retained balance equaled $15,526 and $334,000 was available for future factoring of accounts receivable invoices. See Note 12 for further discussion. At May 31, 2000, there were no amounts outstanding.

Stock Options

The Company applies Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, compensation cost has been recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

SFAS No. 123, “Accounting for Stock-Based Compensation,” requires the Company to provide pro forma information regarding net loss as if compensation cost for the Company’s stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

The Company applies SFAS No. 123 in valuing options granted to consultants and estimates the fair value of such options using the Black-Scholes option-pricing model. The fair value is recorded as consulting expense as services are provided. Options granted to consultants for which vesting is contingent based on future performance are measured at their then current fair value at each period end, until vested.

In March 2000, the FASB issued FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25.” The Company adopted the Interpretation on July 1, 2000. The Interpretation requires that stock options that have been modified to reduce the exercise price be accounted for using variable accounting. The Company repriced certain stock options on October 5, 1999 and in accordance with generally accepted accounting principles at the time accounted for the repriced stock options using fixed accounting. As a result of adopting the Interpretation, the Company is required to apply variable accounting to these options. Accordingly, if the market price of the Company’s stock increases subsequent to July 1, 2000, it will recognize additional compensation expense that it otherwise would not have incurred. As of May 31, 2001, there was no additional compensation expense recorded because the market price of the Company’s common stock was lower than the price at July 1, 2000. However,

Patriot Scientific Corporation
Summary of Accounting Policies (Continued)

the ultimate impact cannot be determined as it is dependent on the change in the market price of the stock from July 1, 2000 until the stock options are exercised, forfeited or expire unexercised.

Recent Accounting Pronouncements

In June 1998, the FASB issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities- Deferral of the Effective Date of FASB No. 133,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” which requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective June 1, 2001 for the Company. The Company believes the adoption of this statement will have no material impact on its financial statements.

In December 1999, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 101 (“SAB 101”), “Revenue Recognition in Financial Statements” which provides additional guidance in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 was effective for the Company as of the fourth quarter of the fiscal year ended May 31, 2001. The adoption of this bulletin has had no material impact on the Company’s financial statements.

In June 2001, the FASB issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS No. 141 also requires that companies recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS No. 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS No. 142, that companies reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS No. 141.

SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires that companies identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS No. 142. SFAS No.142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS No. 142 requires companies to complete a transitional goodwill impairment test six months from the date of adoption. Companies are also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS No. 142.

Patriot Scientific Corporation
Summary of Accounting Policies (Continued)

The Company’s previous business combinations were accounted for using the pooling-of-interests method. The pooling-of-interests method does not result in the recognition of acquired goodwill or other intangible assets. As a result, the adoption of SFAS No. 141 and No. 142 will not affect the results of past transactions. However, all future business combinations will be accounted for under the purchase method, which may result in the recognition of goodwill and other intangible assets, some of which will be recognized through operations, either by amortization or impairment charges, in the future.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements

1. Continued Existence and Management’s Plan

The Company’s consolidated financial statements are presented on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The ability of the Company to continue as a going concern is contingent upon it obtaining sufficient financing to sustain its operations. The Company incurred net losses of $4,968,903, $7,488,708 and $4,276,456 and negative cash flow from operations of $4,839,180, $3,483,050 and $1,542,085 in the years ended May 31, 2001, 2000 and 1999, respectively. At May 31, 2001, the Company had working capital of $328,605 and cash and cash equivalents of $464,350. The Company has funded its operations primarily through the issuance of securities and debt financings. Cash and cash equivalents decreased $1,635,892 during fiscal 2001. In April 2000, the Company entered into an investment agreement with Swartz Private Equity LLC (“Swartz”). The investment agreement entitles the Company, at the Company’s option, to issue and sell its common stock for up to an aggregate of $30 million from time to time during a three-year period through June 23, 2003, subject to certain conditions including (1) an effective registration statement must be on file with the SEC registering the resale of the common shares, and (2) a limitation on the number of common shares which can be sold to Swartz within a 30 day time period based on the trading volume of the stock, among others. Swartz may purchase the common stock from the Company at a discount as determined in the agreement. In addition to the common stock purchased, Swartz receives warrants to purchase an additional 15% of the common stock equal to 110% of the market price as determined in the agreement, subject to further semi-annual adjustment if the price of the common stock goes down.

The Company estimates its current cash requirements to sustain its operations for the next twelve months through May 2002 to be $3.1 million. Since the Company is attempting to sell its communications product line, it is assuming that there will be no additional product revenue beyond what was in backlog as of May 31, 2001. In addition to limitations based on trading volume and market price of the common stock, the Company’s ability to obtain equity financing under the $30 million equity line of credit is dependent on it having registered an adequate number of shares to sell to Swartz. As of August 15, 2001, the Company has only 4 million registered shares remaining to sell to Swartz under the current effective registration statement. At the current market price and assuming adequate market volume, the Company estimates it will run out of registered shares in December 2001. The Company has, therefore, negotiated with Swartz a letter of agreement to enter into a new $25 million equity line of credit with terms and language that it believes is acceptable to the Securities and Exchange Commission (“SEC”). The Company believes that the definitive agreement for the new $25 million equity line of credit will be completed by the end of August 2001 and that a registration statement will be filed and become effective in time to continue funding under an equity line of credit without any interruptions. The terms of the $25 million equity line of credit, including limitations on the amount of shares that can be sold to Swartz based on the trading volume and market price of the common stock are similar to the existing $30 million equity line of credit. Upon the closing of this agreement, as compensation for entering into this agreement, the Company will issue a warrant to purchase a number of shares equal to 4.9% of the then fully diluted shares of common stock of the Company, less all warrants previously issued to Swartz under the

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

existing agreements. In addition, the Company has formulated a cost reduction plan which it could initiate to reduce its cash requirements, if necessary.

Based on the above assumptions, management of the Company expects that the $3.1 million requirement will be provided by the current working capital of $328,605; available funds under the $30 million and $25 million equity lines of credit, as discussed above, $677,000 of which has been funded from June 1 through August 15, 2001; proceeds from the exercise of outstanding stock options and warrants; and reductions in costs pursuant to a cost reduction plan. In addition, the Company has remaining $314,993 of a $400,000 accounts receivable factoring agreement with its bank.

The Company anticipates that it may require additional equipment, fabrication, components and supplies during the next twelve months to continue development of its technologies. Product introductions such as those currently underway for the Ignite I and JUICEtechnology may require significant inventory, product launch, marketing personnel and other expenditures that cannot be currently estimated. Further, if expanded development is commenced or new generations of microprocessors are accelerated beyond their current plans, additional expenditures the Company cannot currently estimate, may be required. It is possible therefore, that higher levels of expenditures may be required than are currently contemplated resulting from changes in development plans or as required to support new developments or commercialization activities or otherwise. In addition, in February 2001, the Company entered into a five year extension on its building lease.

Based on its current plan and assumptions, the Company anticipates that it will be able to meet its cash requirements for the next twelve months. However, if the Company is not able to meet its current plan, there can be no assurance that any funds required during the next twelve months or thereafter can be generated from sales of common stock under the existing $30 million equity line of credit or the anticipated $25 million equity line of credit. The lack of additional capital could force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Further, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on the Company’s existing shareholders. As such, there is substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

2. Inventories

Inventories consisted of the following:

	May 31,

	2001	2000

Component parts	$343,430	$332,271
Work in process	20,000	38,213
Finished goods	121,963	39,680

	485,393	410,164
Reserve for obsolescence	(262,000)	(339,000)

	$223,393	$71,164

3. Property and Equipment

Property and equipment consisted of the following:

	May 31,

	2001	2000

Computer equipment and software	$1,593,907	$1,474,155
Furniture and fixtures	493,649	311,264
Laboratory equipment	205,594	198,429

	2,293,150	1,983,848
Less accumulated depreciation and amortization	1,869,622	1,693,968

Net property and equipment	$423,528	$289,880

Depreciation expense was $186,621, $283,952 and $277,543 for the years ended May 31, 2001, 2000 and 1999

4. Purchased Technology

Semiconductor Microprocessor Technology

Effective May 31, 1994, the Company acquired certain proprietary semiconductor microprocessor technology (the “ShBoom Technology”) and related computer software from a corporation in exchange for up to 10,000,000 restricted shares of the Company’s common stock (3,500,000 of which were released from an escrow subject to an earnout arrangement as discussed below).

The cost of this technology of $1,875,000 was based upon the estimated current fair market value of the 5,000,000 non-contingent shares of the Company’s common stock issued under this agreement

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

and was fully amortized over its estimated useful life of three years. The remaining 3,500,000 shares issued for this technology were subject to an earnout escrow arrangement. As such, when the escrowed shares were earned, they were charged to compensation costs. The terms of the escrow arrangement provided for an earnout formula of 500,000 shares for each $500,000 of revenues earned by the Company during the period from June 1, 1994 through May 31, 1999.

During the year ended May 31, 1999, 2,000,000 shares were earned as a result of the arrangement and $445,000 was charged to compensation costs in that period. In addition, 1,500,000 shares that were originally placed in escrow, but not earned according to the earnout arrangement, were returned to the Company and cancelled.

5. Note Receivable

In June 2000, the Company entered into a three-year, $80,000 Secured Promissory Note Receivable with an individual who was, at the time of the issuance of the note, an executive officer of the Company. On September 25, 2000, he requested and was relieved of his duties as an executive officer and director of the Company. The note bears interest at the rate of 6% per annum with interest payments due semi-annually and the principal due at the maturity of the note. The individual pledged 100,000 shares of the Company’s common stock that he held on the date of issuance as security for this note.

6. Notes Payable

During the years ended May 31, 2000 and 1999, the Company borrowed $410,000 and $700,500 from an institutional investor and a group of individual investors, one of which is a major shareholder in the Company. The original terms of the notes typically included maturity dates of four months with interest rates ranging from 10% to 18%. Also during the year ended May 31, 2000, the Company paid off short term loans aggregating $719,000 from the group of individual investors. Also, $102,500 of a short term loan with an institutional investor was exchanged for convertible debt and converted into the Company’s common stock during the year ended May 31, 2000. The debt was convertible at a discount to market and, therefore, generated a beneficial conversion feature. The beneficial conversion feature was valued at $86,388 and was reflected as non-cash interest expense. In addition, during the year ended May 31, 2000, $289,000 of short term loans with a group of individual investors were settled through the cashless exercise of warrants.

In addition to the interest on the loans, warrants exercisable for three years were issued to investors at exercise prices ranging from $.25 to $1.12 which was equal to the market price of the common stock on the date of the issuances. During the years ended May 31, 2000 and 1999, warrants to purchase 1,338,342 and 1,553,462 common shares of the Company were issued related to the short term loans placed during the year and warrants to purchase 2,443,448 and 125,000 common shares of the Company were issued to the individual investors and the institutional investor to extend the due dates of their short term loans. These warrants were valued using the Black-Scholes model and the values of $739,037 and $275,226, respectively, were reflected as a discount to the debt and were amortized over the life of the debt. In fiscal 2000, $909,263 of the debt discount related to the

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

warrants and $86,388 related to the conversion discussed above, were amortized and reflected as non-cash interest expense. In fiscal 1999, $105,000 of the debt discount related to the warrants and $23,700 related to the extension of the due dates discussed above, had been amortized and reflected as non-cash interest expense.

7.5% Convertible Term Debentures

In 1997, the Company issued to a limited number of investors for cash an aggregate of $3,000,000 of unsecured 5% Convertible Term Debentures (“Debentures”) and Stock Purchase Warrants (“Warrants”) with a right to purchase an aggregate 917,600 shares of common stock, par value $.00001 per share, at exercise prices ranging initially from $1.50 to $1.69125 per share which were subsequently reduced to exercise prices ranging from $0.36 to $0.4375 per share. The additional warrants value of $179,000 due to the reduction in the exercise price was reflected as additional non-cash interest expense in fiscal 1999. Also, the Company amortized the remaining original issue discount of $48,000, which was recorded as additional non-cash interest in fiscal 1999.

The principal and interest amount of each Debenture could, at the election of the holder, have been converted in whole or in part and from time to time into fully paid and nonassessable shares of common stock, $.00001 par value, of the Company, at a price which was the lower of (i) $1.1646 per share or (ii) depending on the number of days the Debentures had been held after the funding date, from 75% to 91% of the average of the closing bid prices for the common stock for the ten consecutive trading days ending on the trading day immediately preceding such conversion date.

As of May 31, 1999, the Debentures had been fully converted into 6,069,345 common shares of the Company. During the year ended May 31, 1999, $575,641 of the Debentures converted into 1,735,752 common shares of the Company. In addition, as of May 31, 2001, the investors had exercised warrants to purchase 867,222 common shares of the Company of which 555,000 were exercised during fiscal 1999.

Convertible debt instruments which were convertible at a discount to market were accounted for by treating such discount as additional interest expense. The Company computed the amount of the discount based on the difference between the conversion price and fair value of the underlying common stock on the dates the Debentures were issued. The Company recorded $2,160,941 of additional paid-in capital for the discount related to the embedded interest in the debentures. During the year ended May 31, 1999, the remaining $142,830 was expensed under the caption “Non-cash interest expense.”

8. Investment Agreements

$5 Million

In February 1999, as amended in July 1999, the Company entered into an investment agreement

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

with Swartz. The investment agreement entitled the Company, at the Company’s option, to issue and sell its common stock for up to an aggregate of $5 million from time to time during a three-year period through February 24, 2002, subject to certain conditions including a limitation on the number of common shares which could be sold to Swartz within a 30 day time period based on the trading volume of the stock, among others. Swartz could purchase the common stock from the Company at a discount ranging from 10% to 20% depending on the price of the common stock. In addition to the common stock purchased, Swartz received warrants to purchase an additional 15% of the common stock equal to 110% of the market price as determined during the pricing period, subject to further semi-annual price adjustments if the price of the common stock goes down. The Company put 780,460, 1,784,640 and 4,449,696 shares of its common stock to Swartz with effective closing dates of November 30, 1999, December 27, 1999 and February 10, 2000. As a result of an increase in the market price and trading volume of the Company’s common stock, the Company completed the $5 million placement of shares with the February 10, 2000 closing. The total number of shares placed with Swartz was 13.9% of the total number of shares outstanding at February 10, 2000 or 7,014,796 common shares at prices ranging from $0.248 to $0.9775. The average price per share paid by Swartz was $0.71 compared to the average closing price during the twenty day pricing periods of $1.34 per share.

An additional 1,052,219 shares of common stock at exercise prices ranging from $0.341 to $0.715 (after reprices) are issuable to Swartz upon the exercise of warrants issued under the investment agreement. None of the warrants had been exercised as of May 31, 2001. See Note 9 for further information on the warrants.

$30 Million

In May 2000, the Company entered into a second investment agreement with Swartz. The second investment agreement entitles the Company, at the Company’s option, to issue and sell its common stock for up to an aggregate of $30 million from time to time during a three-year period through June 23, 2003, subject to certain conditions including (1) an effective registration statement must be on file with the SEC registering the resale of the common shares, and (2) a limitation on the number of common shares that can be sold to Swartz within a 20 day time period based on the trading volume of the stock, among others. Swartz can purchase the common stock from the Company at a discount. There are currently 13.8 million shares of common stock registered for resale, including 1.8 million shares reserved for the issuance of common stock upon the exercise of warrants that have or may be issued to Swartz under this agreement. The price Swartz will pay for each share of common stock under the put is equal to the lesser of (i) the market price for each of the two consecutive ten business day periods beginning on the business day immediately following the day we invoked the put right minus $0.10, or (ii) X% of the market price for each of the two ten day periods, where, X is equal to 90% if the market price is below $2.00 and 93% if market price is equal to or greater than $2.00. Market price is defined as the lowest closing bid price for the common stock during each of the two consecutive ten business day periods. However, the purchase price may not be less than the designated minimum per share price, if any, that we indicated in our notice. In addition to the common stock purchased, Swartz will receive warrants to purchase an additional 15% of the common stock equal to 110% of the market price as determined during the

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

pricing period, subject to further semi-annual price adjustments if the price of the common stock goes down. The registration statement went effective on June 23, 2000.

During the current fiscal year, the Company received proceeds of $3,342,197 from the sale of 5,411,320 shares of common stock . In May 2001, the Company issued 588,680 shares of common stock in excess of the required shares under the May 30, 2001 put. These shares are returnable to the Company and thus have not been included as issued or outstanding in the consolidated financial statements. Per the terms of the investment agreement, the Company issued six five-year warrants to purchase 811,698 shares of common stock exercisable initially at prices ranging from $0.65 to $1.09 per share. During the first fiscal quarter of 2002 which will end on August 31, 2001, the Company received proceeds of $676,604 from the sale of 2,588,680 shares of common stock and issued five-year warrants for 388,302 shares of common stock exercisable initially at prices ranging from $0.26 to $0.539 per share. None of the warrants had been exercised as of May 31, 2001. See Note 9 for further information on the warrants.

The total number of shares placed with Swartz under the $30 million investment agreement was 9.4% of the total number of shares outstanding at May 31, 2001 or 5,411,320 common shares at prices ranging from $0.4345 to $1.053. The average price per share paid by Swartz was $0.62 compared to the average closing price during the twenty day pricing periods of $0.81 per share.

The Company’s investment agreements contain certain restrictive covenants, which prohibit the Company, for the term of the investment agreement and for a period of one-year thereafter, from entering into certain transactions. These include the issuing of debt or equity securities in a private transaction which are convertible or exercisable into shares of common stock at a price based on the trading price of the common stock at any time after the initial issuance of such securities or with a fixed conversion or exercise price subject to adjustment; entering into any private equity line type agreement similar to the investment agreement without obtaining Swartz’s prior written approval; and providing Swartz with a right of first refusal to purchase any variable priced securities offered by the Company in any private transaction which closes on or prior to six months after the termination of these investment agreements. See Note 1 for further discussion.

9. Stockholders’ Equity

Warrants

At May 31, 2001, the Company had warrants outstanding to purchase 4,961,463 common shares at exercise prices ranging from $0.25 to $1.12 per share expiring beginning in 2002 through 2006. During fiscal 2001, the Company issued warrants to purchase 836,698 common shares of stock at exercise prices ranging from $0.65 to $1.09 per share. Of this amount, warrants to purchase 811,698 common shares of stock were issued to Swartz related to the $30 million investment agreement and a warrant to purchase 25,000 common shares of stock was issued to the bank related to a $400,000 factoring arrangement. During fiscal 2000, the Company issued warrants to purchase 4,834,009 common shares of stock at exercise prices ranging from $0.25 to $1.12 per share. Of this amount, warrants to purchase 1,052,219 common shares of stock were issued to Swartz related to

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

the $5 million investment agreement and warrants to purchase 3,781,790 common shares of stock were issued to individual and institutional investors related to notes payable. During fiscal 1999, the Company issued warrants to purchase 1,678,462 common shares of stock at exercise prices ranging from $0.25 to $0.50 per share.

During fiscal year 2001 and 2000, the Company issued warrants to Swartz to purchase 811,698 and 1,052,219 shares of common stock which are subject to repricings at the six month anniversary of the issuance of the warrant. At each six month anniversary date, the warrants will be repriced to the lesser of the initial exercise price or 110% of the lowest closing bid price of the Company’s common stock for the five trading days ending on such six month anniversary date of the date of issuance. As of May 31, 2001, a warrant to purchase 667,454 common shares of the Company’s stock was repriced at each reset date from $1.265 to $0.715, a warrant to purchase 150,000 common shares of the Company’s stock was repriced at each reset date from $0.9625 to $0.7205, and a warrant to purchase 125,310 common shares of the Company’s stock was repriced at each reset date from $1.562 to $0.715.

During fiscal 2001, individual and institutional investors exercised warrants to purchase 631,416 shares of common stock at exercise prices ranging from $0.25 to $0.32 per share. During fiscal 2000, individual and institutional investors exercised warrants to purchase 2,118,890 shares of common stock at exercise prices ranging from $0.25 to $0.50 per share and one warrant to purchase 100,000 common shares at an exercise price of $1.25 expired unexercised.

1992 Incentive Stock Option Plan (“ISO”)

The Company has an ISO Plan, expiring May 20, 2002, reserving for issuance 750,000 shares of the Company’s common stock. The ISO Plan provides for grants to either full or part time employees, at the discretion of the board of directors, to purchase common stock of the Company at a price not less than the fair market value of the shares on the date of grant. In the case of a significant stockholder, the option price of the share is not less than 110 percent of the fair market value of the share on the date of grant. Any options granted under the ISO Plan must be exercised within ten years of the date they were granted (five years in the case of a significant stockholder). During the fiscal years ended May 31, 2001, 2000 and 1999, the Company granted options to purchase 132,500, 0 and 0 shares of common stock at market value. At May 31, 2001, options to purchase 132,500 shares of common stock were outstanding under the ISO Plan.

1992 Non-Statutory Stock Option Plan(“NSO”)

The Company has an NSO Plan, expiring May 20, 2002, reserving for issuance 750,000 shares of the Company’s common stock. The NSO Plan provides, at the discretion of the board of directors, for grants to either full or part time employees, directors and consultants of the Company to purchase common stock of the Company at a price not less than the fair market value of the shares on the date of grant. Any options granted under the NSO Plan must be exercised within ten years of the date they were granted. During the fiscal years ended May 31, 2001, 2000 and 1999, the

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Company granted options to purchase 100,000, 0 and 0 shares of common stock at market value. At May 31, 2001, options to purchase 135,753 shares of common stock were outstanding under the NSO Plan.

1996 Stock Option Plan

Effective March 1996, the Company adopted the 1996 Stock Option Plan (“1996 Plan”), which was amended by the Shareholders in December 1997, expiring March 24, 2006, reserving for issuance 4,000,000 shares of the Company’s common stock. The 1996 Plan provides, at the discretion of the board of directors, for grants to either full or part time employees, directors and consultants of the Company to purchase common stock of the Company at a price not less than the fair market value on the date of grant for incentive stock options or not less than 85% of the fair market value on the date of grant for non-qualified stock options. In the case of a significant stockholder, the option price of the share is not less than 110 percent of the fair market value of the shares on the date of grant. Any option granted under the 1996 Plan must be exercised within ten years of the date they are granted (five years in the case of a significant stockholder). During the fiscal years ended May 31, 2001, 2000 and 1999, the Company granted options to purchase 1,860,000, 150,000 and 725,000 shares of common stock at market value. At May 31, 2001, options to purchase 2,309,571 shares of common stock were outstanding under the 1996 Plan.

2001 Stock Option Plan

In February 2001, the Company’s board of directors approved the 2001 Stock Option Plan (“2001 Plan”) expiring in February 2010, reserving for issuance 3,000,000 shares of the Company’s common stock. The 2001 Plan is subject to approval by the Company’s shareholders at the next annual meeting of shareholders. Until shareholder approval is obtained, options granted under the 2001 Plan cannot be considered outstanding or measurable. Upon shareholder approval, the excess of the market price of the common stock over the exercise price of any options granted prior to approval, will result in a charge to compensation expense. During the year ended May 31, 2001, the Company granted 650,000 options under the 2001 Plan. The 2001 Plan provides, at the discretion of the board of directors, for grants to either full or part time employees, directors and consultants of the Company to purchase common stock of the Company at a price not less than the fair market value on the date of grant for incentive stock options or not less than 85% of the fair market value on the date of grant for non-qualified stock options. In the case of a significant stockholder, the option price of the share is not less than 110 percent of the fair market value of the shares on the date of grant. Any option granted under the 2001 Plan must be exercised within ten years of the date they are granted (five years in the case of a significant stockholder).

Other

During fiscal 2000, the Company repriced stock options to purchase 2,706,000 shares of common stock at exercise prices originally ranging from $.3625 to $2.30. The stock options were repriced at an exercise price of $.32.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Non-cash compensation expense of $3,739,267 was recorded in the fiscal year ended May 31, 2000 as a result of the Company providing employees and directors the option of exercising their stock options using a cashless exercise provision. Generally accepted accounting principles require that such exercises must be recorded using variable accounting which reflects the incremental difference between the exercise price and the market price on the date of exercise as though it were additional compensation. Since no cash was exchanged in the transaction, a like amount was recorded as additional paid-in capital. For the year ended May 31, 2000, $1,588,960 and $2,150,307 have been included in the accompanying financial statements under the captions research and development and selling, general and administrative expenses, respectively.

SFAS No. 123, “Accounting for Stock-Based Compensation,” requires the Company to provide pro forma information regarding net loss and net loss per share as if compensation costs for the Company’s stock option plans and other stock awards had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999 respectively: dividend yield of zero percent for all years; expected volatility of 90 percent in 2001 and 50 percent in 2000 and 1999; risk-free interest rates of 4.8 to 6.4 percent; and expected lives of 3 to 5 years.

Under the accounting provisions for SFAS No. 123, the Company’s net loss per share would have been increased by the pro forma amounts indicated below:

	2001	2000	1999

As reported Net loss	$(4,968,903)	$(7,488,708)	$(4,276,456)

Pro forma Net loss	$(5,348,529)	$(7,492,658)	$(4,596,456)

As reported per share Basic and diluted loss	$(0.09)	$(0.17)	$(0.11)

Pro forma per share Basic and diluted loss	$(0.10)	$(0.17)	$(0.12)

A summary of the status of the Company’s stock option plans and warrants as of May 31, 2001, 2000 and 1999 and changes during the years ending on those dates is presented below:

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

	Options		Warrants

		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding, June 1, 1998	4,096,070	$1.05	1,147,600	$2.02
Granted	725,000	0.43	1,678,462	0.29
Cancelled	(1,065,000)	1.44	(130,000)	5.38
Exercised	(32,626)	0.18	(555,000)	0.36

Outstanding, May 31, 1999	3,723,444	0.83	2,141,062	0.36

Granted	2,856,000	0.32	4,834,009	0.40
Cancelled	(3,516,251)	0.84	(100,000)	1.25
Exercised	(1,631,869)	0.37	(2,118,890)	0.31

Outstanding, May 31, 2000	1,431,324	0.38	4,756,181	0.40

Granted	2,092,500	1.16	836,698	0.74
Cancelled	(580,000)	0.72	—	—
Exercised	(366,000)	0.32	(631,416)	0.27

Outstanding, May 31, 2001	2,577,824	$0.92	4,961,463	$0.42

Exercisable, May 31, 1999	2,568,778	$0.83	2,141,062	$0.36

Exercisable, May 31, 2000	851,824	$0.32	4,756,181	$0.40

Exercisable, May 31, 2001	1,200,158	$0.68	4,961,463	$0.42

Weighted average fair value of options and warrants granted during the year ended May 31, 1999		$0.23		$0.18
Weighted average fair value of options and warrants granted during the year ended May 31, 2000		$0.22		$0.68
Weighted average fair value of options and warrants granted during the year ended May 31, 2001		$0.86		$0.44

Included in the above table are certain options for which vesting is contingent based on various future performance measures.

See earlier discussion under “2001 Stock Option Plan.”

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

The following table summarizes information about stock options and warrants outstanding at May 31, 2001:

		Outstanding			Exercisable

			Weighted
			Average	Weighted		Weighted
	Range of		Remaining	Average		Average
	Exercise	Number	Contractual	Exercise	Number	Exercise
	Prices	Outstanding	Life	Price	Exercisable	Price

Options
	$0.18	35,753	0.57	$0.18	35,753	$0.18
	0.32-0.34	606,666	1.91	0.32	520,666	0.32
	0.48-1.20	1,160,000	4.41	0.98	405,000	0.81
	1.325	682,500	4.00	1.33	235,834	1.33
	1.35-1.615	92,905	4.22	1.44	2,905	1.41

	$0.18-1.615	2,577,824	3.66	$0.92	1,200,158	$0.68
Warrants
	$0.25	2,205,000	1.35	$0.25	2,205,000	$0.25
	0.30-0.32	652,168	1.17	0.32	652,168	0.32
	0.34-0.44	525,143	2.97	0.37	525,143	0.37
	0.59-0.74	1,432,269	3.87	0.71	1,432,269	0.71
	0.84-1.12	146,883	3.79	0.91	146,883	0.91

	$0.25-1.12	4,961,463	2.30	$0.42	4,961,463	$0.42

10. Net Loss Per Share

SFAS No. 128 provides for the calculation of “Basic” and “Diluted” earnings per share (“EPS”). Basic EPS includes no dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings (loss) of an entity. The Company’s net losses for the periods presented cause the inclusion of potential common stock instruments outstanding to be antidilutive and, therefore, in accordance with SFAS No. 128, the Company is not required to present a diluted EPS. During the years ended May 31, 2001, 2000 and 1999, common stock options and warrants exercisable into approximately 7,539,287, 6,187,505 and 5,864,506 shares of common stock and during the year ended May 31, 1999, debt convertible into 187,161 shares of common stock were not included in diluted loss per share as the effect was antidilutive due to the Company recording losses in each of those years.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

11. Income Taxes

The net deferred tax asset recorded and its approximate tax effect consisted of the following:

	May 31,

	2001	2000

Net operating loss carryforwards	$9,309,000	$7,176,000
Purchased technology	519,000	568,000
Depreciation and amortization	1,982,000	2,293,000
Other, net	179,000	170,000

	11,989,000	10,207,000
Valuation allowance	11,989,000	10,207,000

Net deferred tax asset	$—	$—

A reconciliation of the income taxes at the federal statutory rate to the effective tax rate is as follows:

May 31,	2001	2000	1999

Federal income tax benefit computed at the Federal statutory rate	$(1,689,000)	$(2,546,000)	$(1,454,000)
State income tax benefit net of Federal benefit	(298,000)	(449,000)	(257,000)
Other — permanent differences	43,000	(265,000)	518,000
Exercise of stock options using a cashless exercise provision	—	(1,496,000)	—
Expiration of state net operating loss carryforwards	81,000	—	—
Change in valuation allowance	1,863,000	4,756,000	1,193,000

Income tax benefit	$—	$—	$—

As of May 31, 2001 and 2000, a valuation allowance equal to the net deferred tax asset recognized has been recorded, as management has not determined that it is more likely than not that the deferred tax asset will be realized. No current tax provision was recorded for fiscal 2001, 2000 and 1999 due to reported losses. The valuation allowance increased $1,863,000 from the prior year.

At May 31, 2001, the Company has federal net operating loss carryforwards of approximately $24,372,000 that expire through 2021 and are subject to certain limitations under the Internal Revenue Code of 1986, as amended. As such certain federal net operating loss carryforwards may expire unused.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

At May 31, 2001, the Company has state net operating loss carryforwards of approximately $17,031,000 that expire through 2007.

12. Profit-Sharing Plan

Effective July 1, 1993, the Company adopted a savings and profit-sharing plan that allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. At the Company’s discretion, the Company may match contributions at 20% of the employee’s contribution up to 6% of the employee’s salary. The Company contributions are vested 20% per year beginning with the first year of service. The Company made no matching contribution in fiscal 2001, 2000 or 1999.

13. Contingencies

In January 1999, the Company was sued in the Superior Court of San Diego County, California by the Fish Family Trust, a co-inventor of the original ShBoom technology. The suit also named as defendants nanoTronics and Gloria Felcyn on behalf of the Falk Family Trust. The suit sought a judgment for damages, a rescission of the Technology Transfer Agreement and a restoration of the technology to the co-inventor. In March 1999, the Company joined with nanoTronics and Gloria Felcyn and filed its response and cross-complaint against the Fish Family Trust. In November 2000, the judge issued a summary ruling in favor of the defendants on all counts. The Fish Family Trust filed an appeal in January 2001. Management believes that it is unlikely that the appellate court will overturn the trial court’s ruling and that the resolution of the appeal process will have no impact on the financial position or cash flows of the Company.

A former employee has filed a claim in arbitration seeking the right to exercise terminated options. Management believes that the claim has no merit and will have no impact on the financial position or cash flows of the Company.

14. Commitments and Lease Obligations

The Company is obligated under employment contracts with certain key employees to pay severance upon termination under certain defined conditions.

Effective August 6, 2001, the Company relieved the former CEO of his duties as Chairman, President and Chief Executive Officer. In accordance with his employment agreement, the Company may be obligated to pay him between $0 and $368,000 as severance pay.

The Company granted a lien and security interest in substantially all of its assets to the bank under the accounts receivable factoring line.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

The Company has a non-cancellabe operating lease for its office and manufacturing facilities located in San Diego, California.

Future minimum lease payments required under the operating lease are as follows:

Years ending May 31,

2002	$113,740
2003	123,046
2004	129,250
2005	135,454
2006	141,658

Total minimum lease payments	$643,148

Rent expense for fiscal 2001, 2000 and 1999 was $149,494, $105,964, and $96,940, respectively.

15. Segment Information

Export Sales

The Company is engaged in one business segment, the development and marketing of high technology computer and telecommunication products. The Company plans on selling the telecommunications line. However, there can be no assurance that a buyer will be found. During the fiscal years ended May 31, 2001, 2000 and 1999, the Company’s product sales of high technology computer products were $50,511, $38,088 and $84,145 and telecommunication products were $286,173, $515,093 and $826,942. During the fiscal year ended May 31, 1999, the Company’s product sales of radar technology were $21,575. No such sales occurred in fiscal years ended May 31, 2001 and 2000.

For the purpose of allocating revenues by geographic location, the Company uses the physical location of its customers as its basis. During the fiscal years ended May 31, 2001, 2000 and 1999, the Company’s sales by geographic location consisted of the following:

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

	2001	2000	1999

Domestic sales	$253,000	$469,000	$771,000
Foreign sales:
Europe	19,000	136,000	99,000
North America	40,000	64,000	55,000
Asia	25,000	47,000	161,000
Other	—	1,000	49,000

Total foreign sales	84,000	248,000	364,000

Total net product sales	$337,000	$717,000	$1,135,000

The Company has no foreign assets.

Sales to Major Customers

During the fiscal years ended May 31, 2001, 2000 and 1999, revenues from significant customers consisted of the following:

	2001		2000		1999

Customer	Sales	Percent	Sales	Percent	Sales	Percent

A	$88,000	26.1%	$—	—	$—	—
B	41,000	12.2%	—	—	—	—
C	40,000	11.9%	—	—	—	—
D	—	—	138,000	19.2%	—	—
E	—	—	137,000	19.1%	339,000	29.9%
F	—	—	127,000	17.8%	—	—
G	—	—	—	—	159,000	14.0%
H	—	—	—	—	125,000	11.0%

16. Related Party Transactions

During fiscal year 2001, the Company contracted with a company, which was owned by a related party to the President, Chairman and CEO, for web site development, marketing support and other various services. The Company paid $139,253 to the related party for these services. Additionally, included in accounts payable at May 31, 2001 is $21,550 due to the related party. No such related party transactions occurred during fiscal year 2000.

Subsequent to year end, the Company elected a member of Swartz Institutional Finance to the Board of Directors.

Report of Independent Certified Public Accountants

To the Stockholders and Board of Directors
Patriot Scientific Corporation
San Diego, California

The audits referred to in our report dated August 9, 2001, except for Note 1, dated as of August 15, 2001, relating to the financial statements of Patriot Scientific Corporation, which is contained in the Prospectus constituting part of this Registration Statement included the audit of the schedule listed in the accompanying index for each of the three years in the period ended May 31, 2001. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

In our opinion, such schedule presents fairly, in all material respects, the information set forth therein.

/s/ BDO Seidman, LLP

August 9, 2001

Patriot Scientific Corporation
Schedule II- Valuation and Qualifying Accounts

Allowance for Doubtful Accounts

	Balance at	Charged to		Balance at
	beginning of	costs and		end of
Description	period	expenses	Deductions	period

Year ended May 31, 2001	$5,000	$49,000	$—	$54,000
Year ended May 31, 2000	$22,000	$41,919	$58,919	$5,000
Year ended May 31, 1999	$5,000	$17,000	$—	$22,000

Reserve for Inventory Obsolescence

	Balance at	Charged to		Balance at
	beginning of	costs and		end of
Description	period	expenses	Deductions	period

Year ended May 31, 2001	$339,000	$100,000	$177,000	$262,000
Year ended May 31, 2000	$416,000	$270,000	$347,000	$339,000
Year ended May 31, 1999	$365,000	$51,000	$—	$416,000

Until the completion of the resale of the common stock included in this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus Summary	5
Risk Factors	7
Plan of Distribution	13
Selling Shareholders	14
The Company	18
Use of Proceeds	33
Litigation	34
Selected Financial Data	35
Management’s Discussion and Analysis of Financial Condition	36
Changes in Accountants	46
Quantitative and Qualitative Disclosure About Market Risk	46
Management	46
Principal Shareholders	53
Certain Transactions	54
Trading Market and Related Matters	56
Description of Securities	56
Legal Matters	57
Experts	58
Index to Financial Statements	F-1

The Resale of
15,000,000 Shares
of
Common Stock
Offered by
Selling Shareholders

PATRIOT SCIENTIFIC
CORPORATION

PROSPECTUS

Subject to Completion, October 10, 2001

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:

Registration Fee — Securities and Exchange Commission	$600
Printing and Engraving	1,000	*
Legal Fees and Expenses	15,000	*
Accounting Fees	15,000	*
Blue Sky Fees and Expenses	1,000	*

Total	$32,600	*

     *     Estimated

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Pursuant to the Company’s Certificate of Incorporation, and as permitted by Section 145 of the General Corporation Law of Delaware, the Company may indemnify its directors and officers under certain circumstances against reasonable expenses (including court costs and attorney’s fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and the Company has the financial ability to honor the indemnity.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     None

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The Exhibits and Financial Statement Schedules to this Registration Statement are listed in the Exhibit Index commencing at page EX-1 hereof.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes the following:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement; and

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this registration, or any material change to such information in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of this offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the General Corporation Law of Delaware, the Certificate of Incorporation, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or person controlling the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the Registrant in connection with any securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on October 10, 2001

PATRIOT SCIENTIFIC CORPORATION
By: /s/ LOWELL W. GIFFHORN

Lowell W. Giffhorn President, Executive Vice President and Chief Financial Officer, and Director(1)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DONALD BERNIER Donald Bernier	Chairman, Chief Executive Officer and Director(1)	October 10, 2001

/s/ LOWELL W. GIFFHORN Lowell W. Giffhorn	President, Executive Vice President and Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Director(1)	October 10, 2001

/s/ DAVID POHL David Pohl	Vice President of Administration, Secretary and Director	October 10, 2001

/s/ HELMUT FALK JR. Helmut Falk Jr.	Director	October 10, 2001

/s/ CARLTON JOHNSON Carlton Johnson	Director	October 10, 2001

/s/ MIKLOS B. KORODI Miklos B. Korodi	President, Vice President of Sales and Marketing(1)	October 10, 2001

/s/ SERGE J. MILLER Serge J. Miller	President, Vice President of Engineering(1)	October 10, 2001

(1)	In August 2001, the Board of Directors appointed Donald Bernier as Chairman of the Board and Chief Executive Officer and appointed Mr. Giffhorn, Mr. Korodi and Mr. Miller to serve jointly as the President.

EXHIBIT INDEX

PATRIOT SCIENTIFIC CORPORATION

(a)  Exhibits

     The following exhibits are included as part of this registration statement, except those exhibits marked (1), which have previously been filed with the Securities and Exchange Commission and are incorporated by reference to another registration statement, report or document. References to the “Company” in this Exhibit Index mean PATRIOT SCIENTIFIC CORPORATION, a Delaware corporation.

Exhibit No.	Document	No.

2.0	PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR SUCCESSION.

2.1	Agreement to Exchange Technology for Stock in Patriot Scientific Corporation, incorporated by reference to Exhibit 2.1 to Form 8-K dated August 10, 1989	(1)

2.2	Assets Purchase Agreement and Plan of Reorganization dated June 22, 1994, among the Company, nanoTronics Corporation and Helmut Falk, incorporated by reference to Exhibit 10.4 to Form 8-K dated July 6, 1994	(1)

2.2.1	Amendment to Development Agreement dated April 23, 1996 between the Company and Sierra Systems, incorporated by reference to Exhibit 2.2.1 to Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 dated April 29, 1996	(1)

2.3	Form of Exchange Offer dated December 4, 1996 between the Company and certain shareholders of Metacomp, Inc. incorporated by reference to Exhibit 2.3 to Form 8-K dated January 9, 1997	(1)

2.4	Letter of Transmittal to Accompany Shares of Common Stock of Metacomp, Inc. Tendered Pursuant to the Exchange Offer Dated December 4, 1996 incorporated by reference to Exhibit 2.4 to Form 8-K dated January 9, 1997	(1)

3.0	ARTICLES AND BYLAWS.

3.1	Original Articles of Incorporation of the Company’s predecessor, Patriot Financial Corporation, incorporated by reference to Exhibit 3.1 to registration statement on Form S-18, file no. 33-23143-FW	(1)

3.2	Articles of Amendment of Patriot Financial Corporation, as filed with the Colorado Secretary of State on July 21, 1988, incorporated by reference to Exhibit 3.2 to registration statement on Form S-18, File No. 33-23143-FW	(1)

3.3	Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on March 24, 1992, incorporated by reference to Exhibit 3.3 to Form 8-K dated May 12, 1992	(1)

3.3.1	Certificate of Amendment to the Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on April 18, 1995, incorporated by reference to Exhibit 3.3.1 to Form 10-KSB for the fiscal year ended May 31, 1995	(1)

Ex-1

Exhibit No.	Document	No.

3.3.2	Certificate of Amendment to the Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on June 19,1997, incorporated by reference to Exhibit 3.3.2 to Form 10-KSB for the fiscal year ended May 31, 1997	(1)

3.3.3	Certificate of Amendment to the Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on April 28, 2000, incorporated by Reference to Exhibit 3.3.3 to Registration Statement on Form S-3 dated May 5, 2000	(1)

3.4	Articles and Certificate of Merger of Patriot Financial Corporation into the Company dated May 1, 1992, with Agreement and Plan of Merger attached thereto as Exhibit A, incorporated by reference to Exhibit 3.4 to Form 8-K dated May 12, 1992	(1)

3.5	Certificate of Merger issued by the Delaware Secretary of State on May 8, 1992, incorporated by reference to Exhibit 3.5 to Form 8-K dated May 12, 1992	(1)

3.6	Certificate of Merger issued by the Colorado Secretary of State on May 12, 1992, incorporated by reference to Exhibit 3.6 to Form 8-K dated May 12, 1992	(1)

3.7	Bylaws of the Company, incorporated by reference to Exhibit 3.7 to Form 8-K dated May 12, 1992	(1)

4.0	INSTRUMENTS ESTABLISHING RIGHTS OF SECURITY HOLDERS.

4.1	Specimen common stock certificate, incorporated by reference to Exhibit 4.1 Form 8-K dated May 12, 1992	(1)

4.2	Form of Stock Purchase Warrant (Labway Corporation) dated February 29, 1996, exercisable to purchase 253,166 common shares at $1.58 per share until August 31, 1996, granted to investors in connection with an offering of securities made in reliance upon Regulation S, incorporated by reference to Exhibit 4.2 to Form 10-QSB for fiscal quarter ended February 29, 1996	(1)

4.3	Form of 6% Convertible Subordinated Promissory Note due September 30, 1998 aggregating $1,500,000 to six investors incorporated by reference to Exhibit 4.3 to Form 10-QSB for fiscal quarter ended August 31, 1996	(1)

4.4	Form of 5% Convertible Term Debenture (CC Investments, LDC) due June 2, 1999 aggregating $2,000,000 to two investors incorporated by reference to Exhibit 4.4 to Form 8-K dated June 16, 1997	(1)

4.5	Form of Stock Purchase Warrant (CC Investments, LDC) dated June 2, 1997 exercisable to purchase an aggregate of 400,000 common shares at $1.69125 per share until June 2, 2002, granted to two investors in connection with the offering of securities in Exhibit 4.4 incorporated by reference to Exhibit 4.5 to Form 8-K dated June 16, 1997	(1)

Ex-2

Exhibit No.	Document	No.

4.6	Registration Rights Agreement dated June 2, 1997 by and among the Company and CC Investments, LDC and the Matthew Fund, N.V. related to the registration of the common stock related to Exhibits 4.4 and 4.5 incorporated by reference to Exhibit 4.6 to Form 8-K dated June 16, 1997	(1)

4.7	Form of Warrant to Purchase Common Stock (Swartz Family Partnership, L.P.) dated June 2, 1997 exercisable to purchase an aggregate of 211,733 common shares at $1.69125 per share until June 2, 2002, granted to a group of investors in connection with the offering of securities in Exhibit 4.4 incorporated by reference to Exhibit 4.7 to Form 8-K dated June 16, 1997	(1)

4.8	Registration Rights Agreement dated June 2, 1997 by and among the Company and Swartz Investments, LLC related to the registration of the common stock related to Exhibit 4.7 incorporated by reference to Exhibit 4.8 to Form 8-K dated June 16, 1997	(1)

4.9	Form of 5% Convertible Term Debenture (CC Investments, LDC) due June 2, 1999 aggregating $1,000,000 to two investors incorporated by reference to Exhibit 4.9 to Form 10-KSB for the fiscal year ended May 31, 1998	(1)

4.10	Form of Stock Purchase Warrant (CC Investments, LDC) dated November 24, 1997 exercisable to purchase an aggregate of 200,000 common shares at $1.50 per share until June 2, 2002, granted to two investors in connection with the offering of securities described in Exhibit 4.9 incorporated by reference to Exhibit 4.10 to Form 10-KSB for the year ended May 31, 1998	(1)

4.11	Form of Warrant to Purchase Common Stock (Swartz Family Partnership, L.P.) dated November 24, 1997 exercisable to purchase an aggregate of 105,867 common shares at $1.50 per share until June 2, 2002, granted to a group of investors in connection with the offering of securities described in Exhibit 4.9 incorporated by reference to Exhibit 4.11 to Form 10-KSB for the year ended May 31, 1998	(1)

4.12	Form of Warrant to Purchase Common Stock (Investor Communications Group, Inc.) dated June 16, 1997 exercisable to purchase an aggregate of 130,000 common shares at prices ranging from $2.50 to $7.50 per share until June 15, 1999 incorporated by reference to Exhibit 4.12 to Form 10-KSB for the year ended May 31, 1998	(1)

4.13	Warrant to Purchase Common Stock issued to Spellcaster Telecommunications, Inc. dated April 28, 1998 exercisable to purchase an aggregate of 100,000 common shares at $1.25 per share until April 28, 2000 incorporated by reference to Exhibit 4.13 to Form 10-KSB for the year ended May 31, 1998	(1)

4.14	Investment agreement dated February 24, 1999 by and between the Company and Swartz Private Equity, LLC for a maximum aggregate amount of $5,000,000 incorporated by reference to Exhibit 4.14 to Form 10-QSB/A for the fiscal quarter ended November 30, 1998	(1)

Ex-3

Exhibit No.	Document	No.

4.15	Registration Rights Agreement dated February 24, 1999 by and between the Company and Swartz Private Equity, LLC related to the registration of the common stock related to Exhibit 4.14 incorporated by reference to Exhibit 4.15 to Form 10-QSB/A for the fiscal quarter ended November 30, 1998	(1)

4.16	Form of Warrant to Purchase Common Stock (Swartz Private Equity, LLC) dated February 24, 1999 exercisable to purchase commn shares in connection with the offering of securities in Exhibit 4.14 incorporated by reference to Exhibit 4.16 to Form 10-QSB/A for the fiscal quarter ended November 30, 1998	(1)

4.17	Amended and Restated Investment Agreement dated July 12, 1999 by and between the Company and Swartz Private Equity, LLC for a maximum aggregate amount of $5,000,000 incorporated by reference to Exhibit 4.17 to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated July 14, 1999	(1)

4.18	Investment Agreement dated April 28, 2000 by and between the Company and Swartz Private Equity, LLC for a maximum aggregate amount of $30,000,000 incorporated by reference to Exhibit 4.18 to Registration Statement on Form S-3 dated May 5, 2000	(1)

4.18.1	Waiver and Agreement dated September 24, 2001 amending the Investment Agreement dated April 28, 2000 by and between the Company and Swartz Private Equity, LLC for a maximum aggregate amount of $30,000,000	(2)

4.19	2001 Stock Option Plan of the Company dated February 21, 2001 incorporated by reference to Exhibit 4.19 to Registration Statement on Form S-8 dated March 26, 2001	(1)

4.20	Investment agreement dated September 17, 2001 by and between the Company and Swartz Private Equity, LLC for a maximum aggregate amount of $25,000,000	(2)

4.21	Registration Rights Agreement dated September 17, 2001 by and between the Company and Swartz Private Equity, LLC related to the registration of the common stock related to Exhibit 4.20	(2)

4.22	Warrant to Purchase Common Stock dated September 17, 2001 exercisable to purchase common shares in connection with the Offering of securities in Exhibit 4.20	(2)

5.0	OPINION RE LEGALITY.

5.1	Legal opinion of Luce, Forward, Hamilton & Scripps LLP, attorneys at law	(2)

10.0	MATERIAL CONTRACTS.

10.1	1992 Incentive Stock Option Plan of the Company, incorporated by reference to Exhibit 10.1 to Form 8-K dated May 12, 1992	(1)

10.1.1	Amendment to 1992 Incentive Stock Option Plan dated January 11, 1995, incorporated by reference to Exhibit 10.1.1 to Form S-8 dated July 17, 1996	(1)

Ex-4

Exhibit No.	Document	No.

10.2	1992 Non-Statutory Stock Option Plan of the Company, incorporated by reference to Exhibit 10.2 to Form 8-K dated May 12, 1992	(1)

10.2.1	Amendment to 1992 Non-Statutory Stock Option Plan dated January 11, 1995 incorporated by reference to Exhibit 10.2.1 to Form 10-KSB for fiscal year ended May 31, 1996	(1)

10.3	Lease Agreement between the Company’s subsidiary Metacomp, Inc. and Clar-O-Wood Partnership, a California limited partnership dated April 11, 1991 as amended November 11, 1992 and November 2, 1995 incorporated by reference to Exhibit 10.3 to Form 10-KSB for fiscal year ended May 31, 1997	(1)

10.4	Stock Purchase Agreement dated November 29 and 30, 1995, between the Company and SEA, Ltd., incorporated by reference to Exhibit 10.4 to Form 8-K dated December 11, 1995	(1)

10.4.1	Letter Amendment to Stock Purchase Agreement dated February 21, 1996, between the Company and SEA, Ltd., incorporated by reference to Exhibit 10.4.1 to Form 10-QSB for fiscal quarter ended 2/29/96	(1)

10.5	1995 Employee Stock Compensation Plan of the Company, incorporated by reference to Exhibit 10.5 to Form 10-QSB for fiscal quarter ended 11/30/95	(1)

10.6	Letter Stock and Warrant Agreement dated January 10, 1996 between the Company and Robert E. Crawford, Jr., incorporated by reference to Exhibit 10.6 to Form 10-QSB for fiscal quarter ended February 29, 1996	(1)

10.7	Non-Exclusive Manufacturing and Line of Credit Agreement dated February 28, 1996, between the Company and Labway Corporation, incorporated by reference to Exhibit 10.7 to Form 10-QSB for fiscal quarter ended February 29, 1996	(1)

10.8	Distribution and Representation Agreement dated February 28, 1996, between the Company and Innoware, Inc., incorporated by reference to Exhibit 10.8 to Form 10-QSB for fiscal quarter ended February 29, 1996	(1)

10.9	Employment Agreement dated November 20, 1995 between the Company and Elwood G. Norris, incorporated by reference to Exhibit 10.9 to Registration Statement on Form SB-2 dated March 18, 1996	(1)

10.9.1	First Amendment to Employment Agreement dated May 17, 1996 between the Company and Elwood G. Norris, incorporated by reference to Exhibit 10.9.1 to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated May 23, 1996	(1)

10.10	Employment Agreement dated November 20, 1995 between the Company and Robert Putnam, incorporated by reference to Exhibit 10.10 to Registration Statement on Form SB-2 dated March 18, 1996	(1)

Ex-5

Exhibit No.	Document	No.

10.11	Sales Contractual Agreement dated March 19, 1996 between the Company and Evolve Software, Inc., incorporated by reference to Exhibit 10.11 to Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 dated April 29, 1996	(1)

10.11.1	Two Year Stock Purchase Warrant dated March 19, 1996 Granted to Evolve Software, Inc. Providing for the Purchase of up to 50,000 Common Shares at $2.85, incorporated by reference to Exhibit 10.11.1 to Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 dated April 29, 1996	(1)

10.12	Employment Agreement dated as of May 8, 1996 between the Company and Michael A. Carenzo, including Schedule A — Stock Option Agreement, incorporated by reference to Exhibit 10.12 to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated May 23, 1996	(1)

10.12.1	First Amendment to Employment Agreement dated as of May 8, 1996 between the Company and Michael A. Carenzo dated September 23, 1996, incorporated by reference to Exhibit 10.12.1 to Form 10-KSB for the fiscal year ended May 31, 1997	(1)

10.13	1996 Stock Option Plan of the Company dated March 25, 1996 and approved by the Shareholders on May 17, 1996, incorporated by reference to Exhibit 10.13 to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated May 23, 1996	(1)

10.14	Sales Contractual Agreement dated June 20, 1996 between the Company and Compunetics Incorporated incorporated by reference to Exhibit 10.14 to Form 10-KSB for fiscal year ended May 31, 1996	(1)

10.15	Sales Contractual Agreement dated July 31, 1996 between the Company and Premier Technical Sales, Inc. incorporated by reference to Exhibit 10.15 to Form 10-KSB for fiscal year ended May 31, 1996	(1)

10.16	Employment Agreement dated January 1, 1997 between the Company and Norman J. Dawson incorporated by reference to Exhibit 10.16 to Form 10-KSB for fiscal year ended May 31, 1997	(1)

10.17	Employment Agreement dated January 1, 1997 between the Company and Jayanta K. Maitra incorporated by reference to Exhibit 10.17 to Form 10-KSB for fiscal year ended May 31, 1997	(1)

10.18	Technology License and Distribution Agreement dated June 23, 1997 between the Company and Sun Microsystems, Inc. incorporated by reference to Exhibit 10.18 to Form 10-KSB for the fiscal year ended May 31, 1997	(1)

10.19	Employment Agreement dated March 23, 1998 between the Company and James T. Lunney incorporated by reference to Exhibit 10.19 to Form 10-KSB for the fiscal year ended May 31, 1998	(1)

Ex-6

Exhibit No.	Document	No.

10.20	Employment Agreement dated July 28, 1997 between the Company and Phillip Morettini incorporated by reference to Exhibit 10.20 to Form 10-KSB for the fiscal year ended May 31, 1998	(1)

10.21	Employment Agreement dated July 23, 1998 between the Company and Lowell W. Giffhorn incorporated by reference to Exhibit 10.21 to Form 10-KSB for the fiscal year ended May 31, 1998	(1)

10.22	Secured Promissory Note dated June 12, 2000 between the Company and James T. Lunney incorporated by reference to Exhibit 10.22 to Form 10-KSB for the fiscal year ended May 31, 2000	(1)

10.23	Purchase Agreement dated June 29, 2000 between the Company and 4S 37/38, LLC incorporated by reference to Exhibit 10.23 to Form 10-KSB for the fiscal year ended May 31, 2000	(1)

10.24	Employment Agreement dated October 2, 2000 between the Company and Miklos B. Korodi incorporated by reference to Exhibit 10.24 to Form 10-QSB for the fiscal quarter ended November 30, 2000	(1)

10.25	Employment Agreement dated December 1, 2000 between the Company and Richard G. Blum incorporated by reference to Exhibit 10.25 to Form 10-QSB for the fiscal quarter ended November 30, 2000	(1)

10.26	Employment Agreement dated January 29, 2001 between the Company and Serge J. Miller incorporated by reference to Exhibit 10.26 to Form 10-KSB for the fiscal year ended May 31, 2001	(1)

10.27	Lease Agreement dated February 23, 2001 between the Company and Arden Realty Finance IV, LLC incorporated by reference to Exhibit 10.27 to Form 10-KSB for the fiscal year ended May 31, 2001	(1)

10.28	Employment Agreement dated January 1, 2001 between the Company and David H. Pohl incorporated by reference to Exhibit 10.28 to Form 10-KSB for the fiscal year ended May 31, 2001	(1)

10.29	Employment Agreement dated April 26, 2001 between the Company and David H. Pohl incorporated by reference to Exhibit 10.29 to Form 10-KSB for the fiscal year ended May 31, 2001	(1)

23.0	CONSENTS OF EXPERTS AND COUNSEL

23.1	Consent of Luce, Forward, Hamilton & Scripps LLP, attorneys at law (included in Exhibit 5.1)	(2)

23.2	Consent of BDO Seidman, LLP independent certified public accountants	(2)

99.1	Form of ISO Plan Option (Gaspar) dated May 29, 1992, incorporated by reference to Exhibit 28.2 to registration statement on Form SB-2, file no. 33-57858	(1)

Ex-7

Exhibit No.	Document	No.

99.2	Form of NSO Plan Option (Berlin) dated May 29, 1992, incorporated by reference to Exhibit 28.3 to registration statement on Form SB-2, file no. 33-57858	(1)

99.3	Form of Incentive Stock Option Agreement to the Company’s 1996 Stock Option Plan (individual agreements differ as to number of shares, dates, prices and vesting), incorporated by reference to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated May 23, 1996	(1)

99.4	Form of NonQualified Stock Option Agreement to the Company’s 1996 Stock Option Plan (individual agreement differ as to number of shares, date, prices and vesting), incorporated by reference to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated May 23, 1996	(1)

99.5	Press Release of the Company dated November 4, 1996 incorporated by reference to Exhibit 99.5 to Form 8-K dated January 9, 1997	(1)

99.6	Form of Incentive Stock Option Agreement to the Company’s 2001 Stock Option Plan incorporated by reference to Exhibit 99.6 to Registration Statement on Form S-8 filed March 26, 2001	(1)

99.7	Form of Non-Qualified Stock Option Agreement to the Company’s 2001 Stock Option Plan incorporated by reference to Exhibit 99.7 to Registration Statement on Form S-8 filed March 26, 2001	(1)

(1)	Previously filed in indicated registration statement or report.

(2)	Exhibit filed herewith this Registration Statement on Form S-1.

(b)  Financial Statement Schedule

The following financial statement schedule filed herein as a part of this report at F-30

     Schedule II — Valuation and Qualifying Accounts

All other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Ex-8